Exhibit 10.1

$40,000,000

SECOND LIEN CREDIT AND SECURITY AGREEMENT

EMERGE ENERGY SERVICES LP,
as Parent Guarantor,

EMERGE ENERGY SERVICES OPERATING LLC,
SUPERIOR SILICA SANDS LLC,
AND CERTAIN OF THEIR SUBSIDIARIES,
as Borrowers,

U.S. BANK NATIONAL ASSOCIATION,
as Disbursing Agent and Collateral Agent,

and

THE LENDERS
FROM TIME TO TIME PARTY HERETO,

as Lenders

April 12, 2017

i

	4.8.	Compliance with Laws	48
	4.9.	Access to Premises	48
	4.10.	Insurance	48
	4.11.	Failure to Pay Insurance	49
	4.12.	Payment of Taxes	49
	4.13.	Payment of Leasehold Obligations	50
	4.14.	Receivables	50
	4.15.	Inventory	53
	4.16.	Maintenance of Equipment	53
	4.17.	Exculpation of Liability	53
	4.18.	Environmental Matters	53
	4.19.	Financing Statements	55
	4.20.	Voting Rights in Respect of Subsidiary Stock	55
	4.21.	Dividend and Distribution Rights in Respect of Subsidiary Shares	55

V.	REPRESENTATIONS AND WARRANTIES		55

	5.1.	Authority	55
	5.2.	Formation and Qualification	56
	5.3.	Survival of Representations and Warranties	56
	5.4.	Tax Returns	56
	5.5.	Financial Statements	57
	5.6.	Entity Names	57
	5.7.	O.S.H.A.; Environmental Compliance; Flood Laws	57
	5.8.	Solvency	58
	5.9.	Litigation	58
	5.10.	Compliance with Laws; ERISA	58
	5.11.	Patents, Trademarks, Copyrights and Licenses	59
	5.12.	Licenses and Permits	59
	5.13.	No Burdensome Restrictions	60
	5.14.	No Labor Disputes	60
	5.15.	Margin Regulations	60
	5.16.	Investment Company Act	60
	5.17.	Disclosure	60
	5.18.	Perfection of Security Interest in Collateral	60
	5.19.	Swaps	61
	5.20.	Application of Certain Laws and Regulations	61
	5.21.	No Brokers or Agents	61
	5.22.	Commercial Tort Claims	61
	5.23.	Letter of Credit Rights	61
	5.24.	Deposit Accounts	61

VI.	AFFIRMATIVE COVENANTS		61

	6.1.	[Reserved]	61
	6.2.	Conduct of Business and Maintenance of Existence and Assets	61
	6.3.	Violations	62
	6.4.	Government Receivables	62
	6.5.	Financial Covenants	62
	6.6.	Perfection: Further Assurances	63
	6.7.	Payment of Obligations	64

	6.8.	Standards of Financial Statements	64
	6.9.	Unrestricted Subsidiaries	65
	6.10.	[Reserved]	65
	6.11.	Post-Closing Deliveries	65
	6.12.	Anti-Terrorism Law; International Trade Law Compliance	65
	6.13.	Information Regarding Collateral	65

VII.	NEGATIVE COVENANTS		65

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	66
	7.2.	Creation of Liens	67
	7.3.	Guarantees	67
	7.4.	Investments	67
	7.5.	Dividends and Distributions	68
	7.6.	Indebtedness	68
	7.7.	Nature of Business	69
	7.8.	Transactions with Affiliates	70
	7.9.	Subsidiaries	70
	7.10.	Fiscal Year and Accounting Changes	70
	7.11.	Pledge of Credit	71
	7.12.	Amendment of Certain Documents	71
	7.13.	Compliance with ERISA	71
	7.14.	Prepayment of Indebtedness and Certain Other Obligations	72
	7.15.	Management Fees	72
	7.16.	Bank Accounts	72

VIII.	CONDITIONS PRECEDENT		72

	8.1.	Conditions to Initial Advances	72

IX.	INFORMATION AS TO CREDIT PARTIES		76

	9.1.	Disclosure of Material Matters	76
	9.2.	Borrowing Base Certificate; Schedules	76
	9.3.	Compliance Certificate	77
	9.4.	Litigation	77
	9.5.	Material Occurrences	77
	9.6.	[Reserved]	77
	9.7.	Annual Financial Statements	77
	9.8.	Quarterly, Monthly and Weekly Reporting	77
	9.9.	Additional Information	78
	9.10.	Projected Operating Budget	78
	9.11.	MD&A	78
	9.12.	Notice of Suits, Adverse Events	78
	9.13.	ERISA Notices and Requests	79
	9.14.	Notice of Leases	79
	9.15.	Additional Documents	79

X.	EVENTS OF DEFAULT		79

	10.1.	Nonpayment	79

	10.2.	Breach of Representation	80
	10.3.	Financial Information	80
	10.4.	Judicial Actions	80
	10.5.	Noncompliance	80
	10.6.	Judgments	80
	10.7.	Bankruptcy	80
	10.8.	Inability to Pay	81
	10.9.	[Reserved]	81
	10.10.	Lien Priority	81
	10.11.	Cross Default	81
	10.12.	Breach of Guaranty, Security Agreement or Pledge Agreement	81
	10.13.	Change of Control	81
	10.14.	Invalidity	81
	10.15.	Licenses	81
	10.16.	Pension Plans	81
	10.17.	Reportable Compliance Event	82

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		82

	11.1.	Rights and Remedies	82
	11.2.	Agent’s Discretion	83
	11.3.	Setoff	83
	11.4.	Rights and Remedies not Exclusive	84
	11.5.	Allocation of Payments After Event of Default	84

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		84

	12.1.	Waiver of Notice	84
	12.2.	Delay	84
	12.3.	Jury Waiver	85

XIII.	EFFECTIVE DATE AND TERMINATION		85

	13.1.	Term	85
	13.2.	Termination	85

XIV.	REGARDING AGENT		86

	14.1.	Appointment	86
	14.2.	Agent in Its Individual Capacity	86
	14.3.	Exculpatory Provisions	86
	14.4.	Reliance by Agent	88
	14.5.	Delegation of Duties	89
	14.6.	Successor Agent	89
	14.7.	Indemnification	89
	14.8.	Non-Reliance on Agent and Other Lenders	90
	14.9.	Delivery of Documents	90
	14.10.	Borrowers’ Undertaking to Agent	90
	14.11.	Disbursing Agent May File Proof of Claims	90
	14.12.	Regarding Collateral	91
	14.13.	Other Documents	92

	14.14.	Withholding Tax	92
	14.15.	Release of Collateral and Guaranties	92

XV.	BORROWING AGENCY		93

	15.1.	Borrowing Agency Provisions	93
	15.2.	Waiver of Subrogation	94

XVI.	MISCELLANEOUS		94

	16.1.	Governing Law	94
	16.2.	Entire Understanding; Amendments; No Waiver by Course of Conduct	95
	16.3.	Successors and Assigns; Participations	96
	16.4.	Application of Payments	98
	16.5.	Indemnity	99
	16.6.	Notice	100
	16.7.	Survival	102
	16.8.	Severability	102
	16.9.	Expenses	102
	16.10.	Injunctive Relief	102
	16.11.	Consequential Damages	102
	16.12.	Captions	102
	16.13.	Counterparts; Facsimile Signatures	103
	16.14.	Construction	103
	16.15.	Confidentiality; Sharing Information	103
	16.16.	Publicity	103
	16.17.	Certifications From Banks and Participants; USA PATRIOT Act	104
	16.18.	Anti-Terrorism Laws	104
	16.19.	Concerning Joint and Several Liability of Borrowers	104
	16.20.	Non-Applicability of Chapter 346	106
	16.21.	BORROWERS’ WAIVER OF RIGHTS UNDER TEXAS DECEPTIVE TRADE PRACTICES ACT	106
	16.22.	Absence of Fiduciary Duties	106
	16.23.	Intercreditor Agreement	107

v

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.1                                                                                     Perfection Certificate

Exhibit 1.2(a)                                                                      Compliance Certificate

Exhibit 1.2(b)                                                                      Guaranty

Exhibit 1.2(c)                                                                       Pledge Agreement

Exhibit 2.1(a)                                                                      Term Note

Exhibits 3.10-1-4                                                   Non-Bank Tax Certificates

Exhibit 8.1(f)                                                                        Financial Condition Certificate

Exhibit 16.3                                                                              Transfer Supplement

Schedules

Schedule 1.2(a)                                                            Commitments

Schedule 1.2(c)                                                             Permitted Encumbrances

Schedule 1.2(d)                                                            Specified Obligations

Schedule 1.2(e)                                                             Specified Other Obligations

Schedule 1.2(f)                                                              Specified Documents

Schedule 1.2(h)                                                            Specified Assets

Schedule 5.10(b)                                                     Plans

Schedule 5.12                                                                    Licenses and Permits

Schedule 5.14                                                                    Labor Disputes

Schedule 6.11                                                                    Post-Closing Deliveries

Schedule 7.4                                                                           Existing Investments

Schedule 7.6                                                                           Existing Indebtedness

SECOND LIEN CREDIT AND SECURITY AGREEMENT

This Second Lien Credit and Security Agreement, dated as of April 12, 2017, is entered into among EMERGE ENERGY SERVICES LP, a Delaware limited partnership (“Parent Guarantor”), EMERGE ENERGY SERVICES OPERATING LLC, a Delaware limited liability company (“Emerge”), SUPERIOR SILICA SANDS LLC, a Texas limited liability company (“SSS” and together with Emerge and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers,” and each individually a “Borrower”), the lenders which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”), and U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as disbursing agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Agent”).

WHEREAS, the Borrowers have requested, and each Lender has agreed to make available to the Borrowers, a term loan facility upon and subject to the terms and conditions as set forth herein;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

I.                                        DEFINITIONS.

1.1.         Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.  If at any time (i) any change in GAAP or (ii) any change in the application of GAAP concurred by the Credit Parties’ independent public accountants would affect the computation of any financial ratio or requirement set forth in this Agreement or any Other Document, and either the Borrowing Agent or the Required Lenders shall so request, Lenders and the Credit Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

1.2.         General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“ABL/Term Intercreditor Agreement” shall mean the First Lien/Second Lien Intercreditor Agreement, dated as of the Closing Date, among the Revolving Agent and the Agent and acknowledged by the Credit Parties, as amended, supplemented or amended and restated from time to time.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean a transaction or series of transactions resulting, directly or indirectly, in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Credit Party or any Subsidiary thereof with another Person that is not a Credit Party.

“Activation Notice” shall have the meaning set forth in Section 4.14(g) hereof.

“Advances” shall mean all loans made under this Agreement.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote fifteen percent (15%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Second Lien Credit and Security Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one-percent (1/2 of 1%), and (iii) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. The Alternate Base Rate shall not be less than 2.00%.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, bribery or corruption.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including as to any Collateral located in Canada, the PPSA.

“Applicable Margin” shall mean (i) 9.00 percentage points for Advances consisting of Domestic Rate Loans and (ii) 10.00 percentage points for Advances consisting of LIBOR Rate Loans.

“Applicable Number” shall mean four (4) with respect to Field Examinations and appraisals of Inventory and two (2) with respect to appraisals of Sand Reserves for any period of four fiscal quarters; provided that, if the Ratio Trigger Condition has been satisfied, the Applicable Number with respect to appraisals of Sand Reserves shall not be more than one (1) for any period of four fiscal quarters.

“Applicable Percentage” shall mean, as to any Lender, the Commitment Amount of such Lender divided by the aggregate Commitment Amounts of all Lenders, expressed as a percentage to four (4) decimal places; provided that if the total Commitment Amounts of all Lenders have been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Advances, and the denominator shall be the aggregate unpaid principal amount of all Advances.  The initial Applicable Percentage of each Lender is set forth opposite such Lender’s name on Schedule 1.2(a) hereto.

“Applicable Prepayment Premium” shall mean, as of any date of determination, an amount equal to (a) during the period of time from and after the first anniversary of the Closing Date through the second anniversary of the Closing Date, 3% of the principal amount prepaid or accelerated (including, without limitation, automatic acceleration upon an Event of Default under Section 10.7 or operation of law upon the occurrence of a bankruptcy or insolvency event), (b) during the period of time from and after the second anniversary of the Closing Date through the third anniversary of the Closing Date, 1% of the principal amount prepaid or accelerated (including, without limitation, automatic acceleration upon an Event of Default under Section 10.7 or operation of law upon the occurrence of a bankruptcy or insolvency event), and (c) after the third anniversary of the Closing Date, zero.

“Authority” shall have the meaning set forth in Section 4.18(b) hereof.

“Authorized Officer” of any Person shall mean the Chairman, Chief Financial Officer, Chief Executive Officer, Vice President, or other authorized officer of such Person designated by Borrowing Agent.

“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Base Rate” shall mean the base commercial lending rate of U.S. Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by U.S. Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by U.S. Bank to any particular class or category of customers of U.S. Bank.

“Benefited Lender” shall have the meaning set forth in Section 2.10 hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.14(g) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowing Agent” shall mean Emerge.

“Building Period” shall mean (i) with respect to Section 6.5(c), (A) in the case of the fiscal quarter ending June 30, 2017, such fiscal quarter, (B) in the case of the fiscal quarter ending September 30, 2017, the two fiscal quarter period ending on September 30, 2017, (C) in the case of the fiscal quarter ending December 31, 2017, the three fiscal quarter period ending on December 31, 2017, and (D) in the case of each fiscal quarter thereafter, the four fiscal quarter period ending on the last day of such fiscal quarter and (ii) with respect to Section 6.5(a), (A) in the case of the fiscal quarter ending March 31, 2018, such fiscal quarter, (B) in the case of the fiscal quarter ending June 30, 2018, the two fiscal quarter period ending on June 30, 2018, (C) in the case of the fiscal quarter ending September 30, 2018, the three fiscal quarter period ending on September 30, 2018, and (D) in the case of each fiscal quarter thereafter, the four fiscal quarter period ending on the last day of such fiscal quarter.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person, other than expenditures made utilizing the proceeds of insurance, as permitted under this Agreement, in order to replace the assets giving rise to such proceeds; provided that in no event shall the payment of the purchase price in the Osburn Acquisition be deemed a Capital Expenditure.

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP but in any case shall exclude any operating leases that are recharacterized as a Capital Leases due to a change in GAAP after the Closing Date.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean any Indebtedness of Parent Guarantor and its applicable Subsidiaries, on a consolidated basis, represented by obligations under Capital Leases.

“Cash Management Products and Services” shall mean agreements or other arrangements to provide any of the following products or services to any of any of the Credit Parties:  (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:  (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than any Permitted Holder) shall have acquired (i) beneficial ownership of 50% or more on a fully diluted basis of the voting or economic Equity Interests of the General Partner in the aggregate, or (ii) the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the General Partner; (b) the General Partner shall cease to be the sole general partner of the Parent Guarantor; (c) except as permitted by Section 7.1, the Parent Guarantor shall cease to beneficially own and control, directly or indirectly, 100%, on a fully diluted basis, of the economic and voting interest in the Equity Interests of each Borrower; or (d) a “change of control” (or similarly defined event) as defined in the documentation governing any other

Indebtedness of the Parent Guarantor or any of its Subsidiaries of more than $5,000,000 in principal amount shall occur.

“Claims” shall have the meaning set forth in Section 16.5 hereof.

“Closing Date” shall mean April 12, 2017.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean and include all right, title and interest of each Credit Party in all of the following property and assets of such Credit Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)           all Receivables;

(b)           all Equipment;

(c)           all General Intangibles;

(d)           all Inventory;

(e)           all Investment Property;

(f)            all Subsidiary Stock;

(g)           all Intellectual Property;

(h)           all Real Property that is, or is required to be under the terms of this Agreement, subject to a Mortgage;

(i)            all Leasehold Interests that are, or are required to be under the terms of this Agreement, subject to a Mortgage;

(j)            all of each Credit Party’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Credit Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Credit Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Credit Party’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit, money, fixtures and as-extracted collateral; (vi) each commercial tort claim described on Schedule 12 to the Perfection Certificate (including those described on any updates to such Schedule delivered with any Compliance Certificate) or in which a security interest is otherwise hereafter granted to Agent by a Credit Party, whether pursuant to the provision of Section 4.1 or otherwise; (vii) if and when obtained by any Credit Party, all real and personal property of third parties in which such Credit Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Credit Party has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Credit Party;

(k)           all of each Credit Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Credit Party or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h), (i) or (j) above; and

(l)            all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) above in whatever form, including, but not limited to:  cash, cash equivalents, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds;

but excluding for all purposes any Excluded Collateral.

“Collection Accounts” shall have the meaning set forth in Section 4.14(g) hereof.

“Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Advances, in an aggregate principal and/or face amount not to exceed the Commitment Amount of such Lender.

“Commitment Amount” shall mean as to any Lender, the Commitment Amount set forth opposite such Lender’s name on Schedule 1.2(a) hereto.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by an Authorized Officer of Parent Guarantor, which (a) shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, shall specify such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the applicable Credit Parties with respect to such default, and such certificate shall have appended thereto calculations which set forth the Credit Parties’ compliance with the requirements or restrictions imposed by Section 6.5 and (b) shall include any updates to Schedule 5.10(b) hereto and a supplement to the Perfection Certificate in the form attached as Annex 6.13(b) to the Compliance Certificate (the “Perfection Certificate Supplement”).

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Credit Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consolidated” or “consolidated” with reference to any term defined herein, shall mean that term as applied to the accounts of Parent Guarantor and all of its consolidated Subsidiaries or its consolidated Restricted Subsidiaries, as indicated in such reference, in each case, consolidated in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any specified period, for Parent Guarantor and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted in determining Consolidated Net Income, the sum of (i) depreciation, depletion and amortization for such period, (ii) all Consolidated Interest Expense (net of interest income) for such period, (iii) all federal, state, local and excise Tax expense, including franchise Taxes, for such period, (iv) non-cash charges (including non-cash compensation charges resulting from stock, equity option and related grants or any other long-term incentive arrangement, non-cash impairment charges, non-cash losses as a result of changes in the fair value of derivatives and non-cash charges as a result of Equity Investments and any warrants issued in connection therewith) for such period, (v) non-capitalized fees and expenses paid during such period which were incurred in connection with (w) the initial public offering of the Parent Guarantor, (x) the closing of the Transactions in an aggregate amount not to exceed $4,000,000 and paid within 180 days of the Closing Date, (y) the execution and delivery of Amendment No. 3 to the Revolving Credit Agreement and documentation relating to the Specified Obligations and the Specified Other Obligations and (z) the execution and delivery of any amendment to the Revolving Credit Agreement on or before August 31, 2016, the Specified Documents and documentation relating to the Fuels Division Sale (including legal expenses) in an aggregate amount under this subclause (z) not to exceed $1,000,000, (vi) extraordinary or non-recurring charges for such period (not to exceed $7,500,000 in the case of any such charges paid in cash on or after January 1, 2017), (vii) all non-capitalized transaction expenses paid in such period related to or resulting from each Permitted Acquisition and each Investment permitted under Section 7.4, not to exceed 3% of the aggregate cash consideration paid for such Permitted Acquisition or Investment, and in each case, paid on or within ninety (90) days of the applicable closing date of such Permitted Acquisition or Investment, (viii) all non-capitalized transaction expenses paid in such period related to or resulting from each issuance of Indebtedness permitted under Section 7.6, not to exceed 3% of the gross amount of such Indebtedness, and in each case, paid on or within ninety (90) days of the applicable closing date of such issuance, (ix) all non-capitalized transaction expenses paid in such period related to or resulting from each equity issuance, not to exceed 7% of the gross amount of the proceeds of such equity issuance, and in each case, paid on or within ninety (90) days of the applicable closing date of such equity issuance, (x) non-capitalized expenses in respect of Specified Other Obligations during such period and (xi) solely for purposes of Section 6.5, non-cash expenses in respect of such period for Railcar Leases and Transload Facilities, minus (c) (i) to the extent included in determining Consolidated Net Income for such period, (A) Tax benefits for such period, (B) extraordinary or non-recurring gains for such period and (C) non-cash items of income for such period and (ii) solely for purposes of Section 6.5, cash payments made in respect of such period under Railcar Leases and Transload Facilities in excess of the amount of expenses in respect of such Railcar Leases and Transload Facilities already included in determining Consolidated Net Income for such period.  Consolidated EBITDA shall be calculated on a Pro Forma Basis except as set forth in the definition of “Pro Forma Basis.”

“Consolidated Interest Expense” shall mean for any period interest expense of Parent Guarantor and its Restricted Subsidiaries, to the extent paid or payable for such period in cash, as determined in accordance with GAAP.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of Parent Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any such Subsidiary accrued prior to the date it becomes a Restricted Subsidiary of Parent Guarantor or is merged into or consolidated with Parent Guarantor or any of its Restricted Subsidiaries except to the extent included for any calculation of Consolidated EBITDA on a Pro Forma Basis, (b) the net income (or deficit) of any Person (other than a Restricted Subsidiary of Parent Guarantor) in which Parent Guarantor or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent Guarantor or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any such Restricted Subsidiary of Parent Guarantor (other than a Credit Party) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the time prohibited by the terms of any agreement to which such Person is a party or by which it or any of its property is bound, any of such Person’s organizational documents or other legal proceedings binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Net Working Capital as of the beginning of such period exceeds (or is less than) Net Working Capital as of the end of such period.

“Controlled Group” shall mean, at any time, each Credit Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Credit Party, are treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 412 and 430 of the Code and Title IV of ERISA, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Covered Entity” shall mean (a) each Credit Party, each Credit Party’s Subsidiaries and each pledgor of Collateral, and (b) to the knowledge of the Credit Parties, each Person which, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean (x) the direct or indirect ownership or power to vote 25% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) the direct or indirect power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise; provided that no owner of the Equity Interests of the Parent Guarantor shall be deemed to have control of the Parent Guarantor unless such owner is considered to have control of the Parent Guarantor pursuant to clause (y).

“Credit Parties” shall mean the Borrowers and the Guarantors, and “Credit Party” shall mean any of them.

“Current Assets” means, as at any date of determination, the total assets of Parent Guarantor and its Restricted Subsidiaries (other than (i) cash and Investments permitted under Section 7.4(a) through 7.4(d) and (ii) deferred income taxes) which may properly be classified as current assets on a consolidated balance sheet of Parent Guarantor and its Restricted Subsidiaries in accordance with GAAP.

“Current Liabilities” means, as at any date of determination, the total liabilities of Parent Guarantor and its Restricted Subsidiaries which may properly be classified as current liabilities (other than (i) the current portion of any Funded Indebtedness, including the Advances and any obligations under the Revolving Credit Agreement, (ii) deferred income taxes, and (iii) deferred revenue) on a consolidated balance sheet of Parent Guarantor and its Restricted Subsidiaries in accordance with GAAP.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage on such day.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Deposit Account Control Agreements” shall mean the deposit account control agreements or blocked account agreements each in a form that is reasonably satisfactory to the Agent and the Required Lenders (it being understood that such an agreement that is substantially similar to that delivered under the Revolving Credit Agreement shall be deemed reasonably satisfactory) to be executed by each institution maintaining a deposit account or securities account for any of the Credit Parties, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations to the extent required by Section 4.14(g) or any other provision of this Agreement or any Other Document. A Deposit Account Control Agreement may be entered into jointly with the Revolving Agent.

“Discharge of Senior Lien Obligations” shall have the meaning set forth in the ABL/Term Intercreditor Agreement.

“Disposition” shall have the meaning set forth in Section 7.1(b) hereof.

“Disqualified Stock” shall mean any Equity Interests of a Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to the earlier of, in the case of clause (a), (b) or (c), (i) 91 days after the Maturity Date hereunder as in effect at the time of issuance and (ii) upon payment in full of the Obligations (provided that only the portion of Equity Interests which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock), in each case other than in exchange for Equity Interests of the Borrowers (other than Disqualified Stock).

Notwithstanding the preceding sentence:

(1)                                 any Equity Interests issued to any plan for the benefit of employees of the Credit Parties or any of their Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the Credit Parties or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and

(2)                                 any Equity Interests held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Credit Parties or any of their Subsidiaries, in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the Credit Parties or their Subsidiaries.

“Documents” shall have the meaning set forth in Section 8.1(i) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia other than any such Subsidiary that is owned directly or indirectly by an entity that is not incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Emerge” shall have the meaning set forth in the preamble hereto.

“Environmental Complaint” shall have the meaning set forth in Section 4.18(b) hereof.

“Environmental Indemnity Agreements” shall mean any and all environmental indemnity agreements provided by any Credit Party to Agent, for the benefit of the Secured Parties, with respect to Real Property subject to a Mortgage.

“Environmental Laws” shall mean all applicable federal, state and local environmental, land use, chemical use, mining, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, legally binding policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto (including, for the avoidance of doubt, the Mine Safety and Health Act, 30 U.S.C. §§ 801 et seq. and the Surface Mining Control and Reclamation Act 30 U.S.C. §§ 1201 et seq).

“Equipment” shall mean and include, as to each Credit Party, all “equipment,” as such term is defined in the Uniform Commercial Code, of such Credit Party, and, in any event, shall include all of such Credit Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located, including all equipment, machinery, apparatus, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” shall mean, with respect to any Person, any and all Capital Stock and all rights to purchase, options, warrants, participation or other equivalents of or interest in (regardless of how designated) equity of such Capital Stock, but excluding debt securities exchangeable for or convertible into Capital Stock.  For purposes of the definition of “Change of Control,” Equity Interests include all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be:  (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner,” general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests, but in any case, excluding debt securities convertible into or exchangeable for Equity Interests.

“Equity Investments” shall mean an issuance of Equity Interests (other than Disqualified Stock) by, or a contribution to the common equity capital of, the Parent Guarantor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Availability” shall have the meaning set forth in the Revolving Credit Agreement.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to Parent Guarantor and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP an amount (if positive) equal to (a) the sum of (i) the Consolidated EBITDA and (ii) the Consolidated Working Capital Adjustment (which may be negative) for such fiscal period, minus (b) the sum of (i) Consolidated Interest Expense paid during such fiscal period, (ii) the cash portion of Tax expense paid during such period, (iii) all scheduled and mandatory principal payments made in respect of Funded Indebtedness (including the Advances) during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the cash portion of Capital Expenditures made during such period (or paid in cash following the end of such fiscal year and prior to the date the mandatory prepayment is required to be made pursuant to Section 2.6; provided that any such expenditure included in this clause (b)(iv) pursuant to this parenthetical shall not be deducted in calculating Excess Cash Flow for the fiscal year in which it is made) (other than any such payments to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness) made during such period, (v) the aggregate amount of all cash payments made in respect of all Investments permitted under Section 7.4 consummated during such period or payable prior to the date the mandatory prepayment is required to be made pursuant to Section 2.6 (to the extent that such amounts were not deducted in calculating Excess Cash Flow in any prior period and will not be deducted in calculating Excess Cash Flow in any subsequent period (other than any such payments to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness)), (vi) to the extent included in determining Consolidated EBITDA for such period, cash payments made during such period in respect of earn-out obligations, and (vii) the aggregate amount of all other cash and non-cash items added back to Consolidated Net Income in determining Consolidated EBITDA in respect of such period.

“Excess Funding Borrower” shall have the meaning set forth in Section 16.19(h) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Collateral” shall mean (i) all motor vehicles and other rolling stock and goods covered by a certificate of title, (ii) Excluded Deposit Accounts described in clauses (b) and (c) of the definition thereof, (iii) Equipment owned by any Credit Party that is subject to a Lien permitted pursuant to clause (g) of the definition of “Permitted Encumbrances” (but only to the extent that and only for so long as such Permitted Purchase Money Indebtedness restricts the granting of a Lien therein to Agent), (iv) any lease, license, contract, property right or agreement (or any Credit Party’s rights or interests thereunder) if and to the extent that the grant of the security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein, or any legally effective option to purchase or similar right of a third party (other than another Credit Party) thereunder, under any lease, license, contract, or agreement giving rise thereto, or (B) a breach or termination pursuant to the terms of, or a default under, or a violation of any legally enforceable provision requiring consent (which has not been obtained) of another party (other than a Credit Party) to any such lease, license, contract, property right or agreement, (v) any intent-to-use trademark applications for which no statement of use has been filed and (vi) any stock of any Person that does not constitute Subsidiary Stock, to the extent and for so long as the granting of security interests in such stock would be prohibited by an agreement governing such stock, in the case of clauses (iii), (iv) and (vi), after giving effect to applicable anti-non-assignment provisions of the Uniform Commercial Code or any other Applicable Law; provided that the exclusion in such clauses shall not apply to proceeds and receivables of the applicable assets, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other Applicable Law notwithstanding such prohibition.

“Excluded Deposit Accounts” shall mean (a) those deposit accounts identified as “Excluded Deposit Accounts” on Schedule 5(a) to the Perfection Certificate and any other deposit accounts established after the Closing Date, so long as (i) at any time the balance in any such “Excluded Deposit Account” or other deposit account established after the Closing Date does not exceed $50,000 and the aggregate balance in all such “Excluded Deposit Accounts” or other deposit accounts established after the Closing Date does not exceed $100,000 and (ii) such deposit account does not receive remittances from Customers or other proceeds of Receivables and is not an operating account; (b) other deposit accounts established solely as, and containing no funds other than in respect of, payroll, employee benefits, health care reimbursement and other zero balance accounts; and (c) deposit accounts maintained in bank accounts outside of the United States for Foreign Subsidiaries.

“Excluded Taxes” shall mean, with respect to any Recipient, any of the following Taxes imposed on or with respect to any payment to be made to such Recipient by or on account of any Obligations:  (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Recipient at the time such Recipient becomes a party hereto or acquires a participation (or designates a new lending office), except to the extent that such Recipient (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts with respect to such withholding Tax pursuant to Section 3.10(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e), or (d) any U.S. federal Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the Closing Date (or any amended or successor version as described above) and any applicable intergovernmental agreements entered into with respect thereto (together with any law implementing such agreements).

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by U.S. Bank (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen

BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by U.S. Bank at such time (which determination shall be conclusive absent manifest error)); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  Notwithstanding anything to the contrary, if the Federal Funds Open Rate determined pursuant to the foregoing would be less than 0.00% on any day, the Federal Funds Open Rate shall be deemed to be 0.00% on such day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Fee Letter” shall mean the Amended and Restated Fee Letter dated April 11, 2017 among the Parent Guarantor and COF II Strategies I LP.

“Field Examinations” shall mean, whether as to any one Borrower or all Borrowers and whether in one visit or a series of related visits, the audit, inspection and review by any Lender or its agents of any Borrower’s (a) books, records, audits, correspondence and all other papers relating to the Collateral, (b) the operations of such Borrower and/or (c) the Collateral.

“Financial Condition Certificate” shall have the meaning set forth in Section 8.1(f) hereof.

“Financial Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Flood Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fraudulent Transfer Laws” shall have the meaning set forth in Section 15.1(d).

“Fuels Division Sale” shall mean the sale of the fuels division of the Borrowers.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent Guarantor or its Restricted Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, the Advances, the revolving loans and letters of credit outstanding under the Revolving Credit Agreement (calculated on a daily average basis for such period), the amount of their Capitalized Lease Obligations, the Specified Obligations, the Specified Other Obligations, the Specified Note and amounts payable under the Midwest Frac Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Credit Party all of such Credit Party’s “general intangibles,” as such term is defined in the Uniform Commercial Code, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trade names, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, Tax refunds, Tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Credit Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“General Partner” shall mean Emerge Energy Services GP LLC, a Delaware limited liability company.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean Parent Guarantor and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” shall mean collectively all such Persons.

“Guaranty” shall mean (a) that certain Guaranty and Suretyship Agreement, dated as of the Closing Date, by Parent Guarantor (and any other Guarantor joined as a party thereto) in favor of Agent for its benefit and for the ratable benefit of Lenders, substantially in the form of Exhibit 1.2(b) attached hereto and (b) any other guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Required Lenders in their Permitted Discretion (it being understood that a guaranty that is substantially similar to the guaranty delivered under the Revolving Credit Agreement, with modifications to reflect the second priority nature of the Lien securing such guaranty, shall be deemed satisfactory).

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(b) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge” shall mean an interest rate, currency or commodity exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Credit Party in order to provide protection to, or minimize the impact upon, such Credit Party and/or its respective Subsidiaries of changes in interest rates, currency exchange rates or commodity prices; provided that such agreement is entered into for hedging (rather than speculative) purposes.

“Historical Statements” shall have the meaning set forth in Section 5.5 hereof.

“Inactive Subsidiary” shall mean any Subsidiary that does not (a) conduct any business operations (including the operations of a holding company), (b) have any assets or (c) own any Capital Stock of any Credit Party or any other Subsidiary (except another Inactive Subsidiary) of any Credit Party.

“Indebtedness” shall mean, with respect to any Person, as of the date of determination thereof (without duplication), (i) all obligations of such Person for borrowed money,  (ii) all obligations evidenced by any note, debenture, bond or other instrument, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current unsecured trade accounts payable which arise in the ordinary course of business and that are not overdue more than six (6) months unless the same are being Properly Contested), (iv) all Capitalized Lease Obligations, (v) the then outstanding amount of withdrawal or termination liability incurred under ERISA, (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, provided that for the purpose of determining the amount of Indebtedness of the type described in this clause (vii), if recourse with respect to such Indebtedness is limited to the assets of such Person, then the amount of Indebtedness shall be limited to the fair market value of such assets, (viii) all obligations of such Person in respect of letters of credit, bankers acceptances, surety bonds or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, (ix) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a long-term liability on the consolidated balance sheet of such Person, (x) all obligations of such Person under hedging agreements or arrangements therefor and (xi) all guarantees by such Person of Indebtedness of others; provided that (w) the Specified Other Obligations and the Specified Obligations shall not at any time be considered Indebtedness except to the extent due and payable at such time (and not paid at such time), (x) operating leases shall not be considered Indebtedness, and (y) any Equity Investments and warrants to purchase Equity Interests issued in connection therewith shall not be considered Indebtedness so long as such investment does not constitute Disqualified Stock.  For purposes of this definition, the “principal amount” of the obligations of any Person in respect of any hedging agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such hedging agreement were terminated at such time.

“Indemnified Party” shall have the meaning set forth in Section 16.5 hereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or an account of any Obligation of a Credit Party under this Agreement or any Other Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, copyright application, trademark, trademark application, service mark, corporate and trade name, mask work, trade secret or license, in each case whether registered or unregistered, or other right to use any of the foregoing and all goodwill connected with any Credit Party’s business, together with any and all (i) rights and privileges arising under Applicable Law with respect to any Credit Party’s use of any of the foregoing, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Intercreditor Agreements” shall mean the ABL/Term Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

“Interest Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA for the Building Period ending on such date to (b) Consolidated Interest Expense for such period.  Interest Coverage Ratio shall be determined on a Pro Forma Basis except as set forth in the definition of “Pro Forma Basis.”

“Interest Period” shall mean three months; provided that if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Interest Period shall end after the Maturity Date.

“Interest Rate” shall mean, (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for Domestic Rate Loans plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin for LIBOR Rate Loans plus the LIBOR Rate.

“Inventory” shall mean and include as to each Credit Party all “inventory,” as such term is defined in the Uniform Commercial Code, of such Credit Party, and, in any event, shall include all of such Credit Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Credit Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) otherwise, other than (i) the acquisition of inventory in the ordinary course of business, including through bulk purchases and (ii) acquisition or investment in equipment in the ordinary course of business that are Capital Expenditures made in compliance with Section 6.5(e).  For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash, cash equivalents or short-term marketable debt securities by the Person holding such Investment.  For the purpose of clarity, a Hedge shall not be considered an Investment.

“Investment Property” shall mean and include as to each Credit Party, all “investment property,” as such term is defined in the Uniform Commercial Code, of such Credit Party, and, in any event, shall include all of such Credit Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts, commodities accounts and financial assets.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Obligations” shall have the meaning set forth in Section 16.19(h) hereof.

“Junior Lien Intercreditor Agreement” shall mean the Junior Lien Intercreditor Agreement, dated as of March 1, 2016, among the Credit Parties, the Revolving Agent, the holders of the Specified Obligations and the representative of the holders of the Specified Obligations, as amended by that certain Supplement No. 1 dated as of the Closing Date, pursuant to which the Agent shall become a “Senior Lien Representative” and the Obligations shall constitute “Senior Lien Class Debt” as defined thereunder.

“Law(s)” shall mean any law(s) (including common law and equitable principles), federal, state and foreign constitutions, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement with any Governmental Body or arbitrator, directives and orders of any Governmental Body, in each case, whether, foreign or domestic, state, federal or local.

“Leasehold Interests” shall mean all of each Credit Party’s right, title and interest in and to, and as lessee of, any real property on which any Credit Party conducts mining operations, including, without limitation, the premises identified as Leasehold Interests on Schedule 11(b) to the Perfection Certificate.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.  For the purpose of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Peron that takes over the administration of such rate for US dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, by (ii) a number equal to 1.00 minus the Reserve Percentage.  The LIBOR Rate may also be expressed by the following formula:

LIBOR Rate =	Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1 or appropriate substitute Bloomberg page or Alternate Source
1.00 — Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Agent shall give prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  Notwithstanding anything to the contrary, the LIBOR Rate shall not be less than 1.00%.

“LIBOR Rate Loan” shall mean an Advance at any time that bears interest based on the LIBOR Rate.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), tax, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Make Whole Amount” shall mean, (a) on any date that the Obligations are voluntarily prepaid under Section 2.6(a) in connection with a Change of Control or prepaid under Section 2.6(b) as a result of any event described in clause (c) of the definition of “Prepayment Event” prior to the first anniversary of the Closing Date, (i) the present value, as determined by Borrowing Agent and certified by an Authorized Officer of Borrowing Agent to the Agent and the Lenders, of all required interest payments due on the Advances that are prepaid from the date of prepayment through and including the first anniversary of the Closing Date (excluding accrued interest) (assuming that the interest rate applicable to all such interest is the LIBOR Rate for an Interest Period in effect on the third Business Day prior to such prepayment plus 10.0%) plus (ii) the prepayment premium that would be due under Section 2.6(e) if such prepayment were made on the day after the first year anniversary of the Closing Date, in each case discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50% and (b) on any date that the Obligations are voluntarily prepaid under Section 2.6(a) (other than in connection with a voluntary prepayment made in connection with a Change of Control) or are accelerated (including, without limitation, automatic acceleration upon an Event of Default under Section 10.7 or operation of law upon the occurrence of a bankruptcy or insolvency event) prior to the first anniversary of the Closing Date (i) the present value, as determined by Borrowing Agent and certified by an Authorized Officer of Borrowing Agent to the Agent and the Lenders, of all required interest payments due on the Advances that are prepaid or accelerated from the date of prepayment or acceleration through and including the Maturity Date (excluding accrued interest) (assuming that the interest rate applicable to all such interest is the LIBOR Rate for an Interest Period in effect on the third Business Day prior to such prepayment plus 10.0%) plus (ii) the prepayment premium that would be due under Section 2.6(e) if such prepayment were made or the Obligations were accelerated on the day after the first year anniversary of the Closing Date, in each case discounted to the date of prepayment or acceleration on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.

“Material Acquisition/Disposition” shall mean any Investment, Permitted Acquisition or Disposition that involves (a) an Investment, or an Acquisition or a Disposition of assets, the fair market value of which assets, exceeds $25,000,000 or (b) a change in Consolidated EBITDA that exceeds $25,000,000 per four fiscal quarter period.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, operations, assets, business or liabilities of the Credit Parties taken as a whole, (b) any Credit Party’s ability to perform its non-monetary Obligations in accordance with the terms of this Agreement or the

Other Documents (as applicable) or the ability of the Credit Parties taken as a whole to pay or perform the Obligations in accordance with the terms of this Agreement or the Other Documents (as applicable), (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any agreement, document, instrument, contract or other arrangement to which a Credit Party or any of its Restricted Subsidiaries is a party (other than this Agreement and the Other Documents) for which the nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Midwest Frac Agreement” shall mean that certain Wet Sand Supply Agreement, dated July 17, 2012, by and between SSS and Midwest Frac Sands LLC.

“Modified Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Mortgages” shall mean any and all mortgages or deeds of trust on any of the Real Property securing the Obligations.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required, by any Credit Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Prepayment Event, proceeds received by any Credit Party or any Restricted Subsidiary from or in respect of such event (including insurance proceeds in the case of a Prepayment Event described in clause (b) of the definition thereof), less (i) any foreign, federal, state or local income Taxes paid or payable in respect of such event, (ii) any customary and reasonable transaction fees and expenses incurred in connection with such event (including financial advisory fees, legal fees and accountants’ fees), and (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities associated with the assets that are the subject of such event and retained by any Credit Party or any Restricted Subsidiary thereof and (b) with respect to any Equity Investment, the cash proceeds received by the Parent Guarantor from such Equity Investment, net of all fees and expenses incurred in connection therewith.

“Net Working Capital” means, as of any date of determination, the excess (or deficit) of Current Assets over Current Liabilities.

“Non-Bank Tax Certificate” shall have the meaning set forth in Section 3.10(e) hereof

“Note” shall mean, collectively, the promissory notes referred to in Section 2.1 hereof.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations, Prepayment Premium, covenants and duties owing by any Credit Party to any Secured Party of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Credit Party under the terms of this Agreement or any Other Document and any indemnification obligations payable by any Credit Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a loan, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, in any such case to the extent advanced to or owing by any Credit Party or any Subsidiary of any Credit Party under, in each case, arising under or out of and/or related to this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including, subject to Section 16.9, all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing (including but not limited to reasonable attorneys’ fees and expenses) and all obligations of any Credit Party to Agent or Lenders to perform acts or refrain from taking any action.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement and (iv) with respect to any limited liability company, its articles of organization and its operating agreement.  In the event any term or condition of this Agreement or any Other Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Osburn Acquisition” shall mean the acquisition of the assets of Osburn Materials, Inc. pursuant to the Osburn Acquisition Agreement.

“Osburn Acquisition Agreement” means that certain Asset Purchase Agreement dated as of April 12, 2017 by and among Materials Holding Company, Inc., a Texas corporation, Osburn Materials, Inc., a Texas corporation, Osburn Sand Co., a Texas corporation, South Lehr, Inc., a Texas corporation, Clay M. Tooke, an individual, and SSS.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between it and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) it having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in its Commitment or any Advances, this Agreement or any Other Document).

“Other Documents” shall mean the Notes, the Perfection Certificates, the Guaranty, the Security Documents, the Environmental Indemnity Agreements, any and all other agreements, instruments, certificates, statements and documents, including any acknowledgment and waivers, intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed or provided by any Credit Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Other Document, but excluding any and all such Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 3.11) by any Recipient of an interest in its Commitment or any Advances, this Agreement or any Other Document.

“Parent Guarantor” shall have the meaning set forth in the preamble hereto.

“Participant” shall mean each Person who pursuant to Section 16.3(b) shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.

“Partnership Agreement” shall mean that certain First Amended and Restated Agreement of Limited Partnership of Parent Guarantor, dated May 14, 2013 as amended by that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Parent Guarantor.

“Payment Office” shall mean initially 214 N. Tryon Street, 27th Floor, Charlotte, North Carolina 28202; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or to which contributions are required by any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group.

“Perfection Certificate Supplement” shall have the meaning set forth in the definition of “Compliance Certificate.”

“Perfection Certificates” shall mean collectively, the Perfection Certificate(s) and the responses thereto provided by each Credit Party and delivered to Lenders, substantially in the form of Exhibit 1.1 or such other form approved by Required Lenders, as amended or supplemented by each Perfection Certificate Supplement.

“Permitted Acquisition” shall mean any Acquisition by a Credit Party which (a) is consented to by the Required Lenders, (b) is financed entirety with cash contributions to the common equity capital of Parent Guarantor from a Person that is not Parent Guarantor or any Subsidiary thereof or proceeds of the sale of Equity Interests (other than Disqualified Stock) of Parent Guarantor or any Subsidiary thereof that is not a Credit Party, or (c) where each of the following conditions is met:

(i)            the Acquisition is consensual;

(ii)           the assets, business or Person being acquired is (A) useful or engaged in or reasonably related or supportive or complementary to the business of the Credit Parties and their Subsidiaries and (B) is located in, or organized or formed under the laws of, the United States or any state or district thereof;

(iii)          before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Credit Party set forth in this Agreement and the Other Documents shall be and remain true and correct in all material respects;

(iv)          no Indebtedness or Liens are incurred, assumed or result from the Acquisition, except Indebtedness permitted under Section 7.6 and Liens permitted under Section 7.2;

(v)           the Person acquired is a Restricted Subsidiary and where applicable, Section 7.9 shall have been fully satisfied with respect to such acquired assets or Person and the applicable Credit Parties shall have executed and delivered, or caused their Restricted Subsidiaries to execute and deliver, all guarantees, Security Documents and other related documents required under, and in accordance with, Section 7.9;

(vi)          the aggregate consideration (including, without limitation, (A) all Indebtedness and other liabilities assumed by the Credit Parties or any Restricted Subsidiary in connection with the Acquisition and (B) all other consideration paid or payable in connection with the Acquisition including, but not limited to, the amount payable in respect of any earn-out obligations (subject to adjustment as provided for in FASB Statement No. 141R) but excluding any portion thereof financed with cash equity contributions from Parent Guarantor or holders of its Equity Interests) for (x) the Acquisition (whether in a single transaction or series of related transactions) shall not exceed $50,000,000 and (y) for all Acquisitions during the term of this Agreement shall not exceed $100,000,000;

(vii)         the aggregate amount of Acquisitions of Persons that do not become Credit Parties or assets not to be held by Credit Parties, together with the aggregate amount of Investments made in Restricted Subsidiaries that are not Credit Parties pursuant to Section 7.4(m), shall not exceed $25,000,000 in any fiscal year;

(viii)        after giving effect to such Acquisition on a Pro Forma Basis, (A) the Credit Parties would be in compliance with Section 6.5 for the latest four quarter period prior to the date of determination and (B) the Total Leverage Ratio would not exceed 2.00:1.00; and

(ix)          with respect to any such Acquisition where the aggregate consideration (as described in clause (vi) above) is greater than $10,000,000, the Borrowers deliver to the Lenders, at least five Business Days (or such lesser period as the Required Lenders may consent to) prior to such Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to the Required Lenders, stating that such Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

“Permitted Discretion” shall mean, a determination made by the Required Lenders in good faith in the exercise of their reasonable business judgment based on how a lender with similar rights providing a secured credit facility of the type set forth herein would act, in the circumstances then applicable to the Credit Parties at the time with the information then available to them.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and the other Secured Parties; (b) Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) Liens arising by virtue of the rendition, entry or issuance against any Credit Party or any Subsidiary, or any property of any Credit Party or any Subsidiary, of any judgment, writ, order, or decree which does not, and could not reasonably be expected to, constitute an Event of Default; (f) mechanics’, workers’, materialmen’s, carrier’s, repairmens’ or other like Liens arising in the ordinary course of business with respect to obligations which are not yet due and payable or which are being Properly Contested; (g) Liens securing Capitalized Lease Obligations permitted by Section 7.6(b) or Permitted Purchase Money Indebtedness, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the asset financed with such Indebtedness (or substantially simultaneously with the incurrence of the Capitalized Lease Obligation or Permitted Purchase Money Indebtedness, if later), (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property; (h) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business; (i) Liens disclosed on Schedule 1.2(c), provided that such Liens shall secure only those obligations which they secure on the Closing Date (and Permitted Refinancing in respect thereof) and shall not subsequently apply to any other property or assets of any Credit Party (except as to any after-acquired property expressly provided for in the agreements creating such liens), (j) Liens on Real Property (i) which is subject to a Mortgage as of the Closing Date and which are disclosed on any title commitments and surveys provided to Agent with respect to such Mortgage or (ii) which consist of easements, rights-of-way, covenants, zoning, building, and land-use laws, rules and restrictions, or other restrictions on the use of real property which do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, (k) statutory Liens in favor of landlords, warehousemen, processors and bailees arising in the ordinary course of business, (l) other Liens incidental to the conduct of any Credit Party’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or the other Secured Parties’ rights in and to the Collateral or the value of any Credit Party’s or any Subsidiary’s property or assets or which do not materially impair the use thereof in the operation of any Credit Party’s or any Subsidiary’s business or otherwise impair the Liens granted thereon to Agent for the benefit of the Secured Parties, (m) licenses or sublicenses of patents, trademarks and other intellectual property rights granted by any Credit Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary course of business of such Credit Party or Subsidiary, (n) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases, bailment arrangements and consignment arrangements entered into by any Credit Party, (o) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law, (p) Liens securing the Senior Lien Obligations, (q) other Liens not specifically listed above securing obligations not to exceed $11,500,000 in the aggregate outstanding at any one time, (r) Liens to renew, extend, refinance or refund a Lien referred to in clauses (g) and (q) above; provided that (i) such new Lien shall be limited to all or part of the same property (including future improvements thereon and accessions thereto) subject to the original Lien and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the amount necessary to effect a Permitted Refinancing of such Indebtedness, and (s) Liens on Collateral securing the Specified Obligations as in effect on the Closing Date; provided that (x) the representative of the holders of the Specified Obligations shall be party to, and such representative and the holders of the Specified Obligations shall be bound by, the Junior Lien Intercreditor Agreement and (y) no holders of Specified Obligations (or any representative of such holders) shall be party to any control agreements over deposit accounts or securities accounts of any Credit Party or any Subsidiary of any Credit Party.

“Permitted Holders” shall mean any of Insight Equity I LP, Insight Equity (Tax-Exempt) I LP, Insight Equity (Cayman) I LP, Insight Equity (Affiliated Coinvestors) I LP and/or any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Persons.

“Permitted Purchase Money Indebtedness” shall mean Purchase Money Indebtedness of any Credit Party or any Subsidiary thereof which is incurred after the Closing Date and which is secured by no Lien or only by a Lien permitted by clause (g) of the definition of “Permitted Encumbrance” as defined herein; provided that (a) the aggregate principal amount of such Purchase Money Indebtedness outstanding at any time shall not exceed $28,750,000 and (b) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed.

“Permitted Refinancing” shall mean Indebtedness incurred to Refinance other Indebtedness; provided that (i) the principal amount (or accreted value, if applicable) of the Permitted Refinancing shall not exceed the sum of the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced plus accrued and unpaid interest thereon, any stated premium thereon due upon such Refinancing pursuant to the terms of the documentation governing such Indebtedness and fees and expenses reasonably incurred in connection with such Refinancing, (ii) the terms and conditions of any such Permitted Refinancing, taken as a whole, shall not be materially more restrictive on the Credit Parties than the Indebtedness being Refinanced, (iii) the Permitted Refinancing shall not be guaranteed by any Person that is not a guarantor of, or be secured by any assets that are not securing, the Indebtedness being Refinanced, (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing shall be subordinated in right of payment to the Obligations on terms taken as a whole at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, and (v) except with respect to Indebtedness incurred pursuant to Sections 7.6(b) and (c), such Permitted Refinancing shall have (A) a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, and (B) an Average Life at the time such Permitted Refinancing is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is a Pension Benefit Plan, a Multiemployer Plan or a Welfare Plan (as defined in Section 3(2) of ERISA) which provides self-insured benefits and which is maintained by any Credit Party or any member of the Controlled Group or to which any Credit Party or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean, collectively, (a) that certain Pledge Agreement, dated as of the Closing Date, among the Parent Guarantor, the Borrowers, each other Guarantor from time to time party thereto and Agent, substantially in the form of Exhibit 1.2(c) attached hereto and (b) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall mean PNC Bank, National Association.

“PPSA” shall mean the Personal Property Security Act (Alberta) or similar personal property security legislation as in effect from time to time in any province or territory of Canada applicable to any Collateral.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Prepayment Event” shall mean: (a) any Disposition described in 7.1(b)(v) (if the Net Cash Proceeds with respect to such Disposition exceed $1,000,000), (xiii) or (xv) (including pursuant to a sale and leaseback transaction) of any Credit Party’s property or assets; (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Credit Party’s property or asset; or (c) the incurrence by any Credit Party of any Indebtedness, other than any Indebtedness permitted under Section 7.6 or permitted by the Required Lenders pursuant to Section 16.2(b).

“Prepayment Premium” shall have the meaning set forth in Section 2.6(e) hereof.

“Pro Forma Basis” shall mean:

(1)                                 any Material Acquisition/Disposition and any dividend or distribution on, or repurchases or redemptions of, Capital Stock of the Borrowers made or to be made by the Borrowers or any Restricted Subsidiary during the applicable reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect as if it had occurred on the first day of the applicable reference period;

(2)                                 any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(3)                                 any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(4)                                 Interest Coverage Ratio shall be calculated after giving pro forma effect to incurrences and repayments of Indebtedness (other than ordinary course working capital borrowings and repayments under revolving credit facilities unless accompanied by a permanent reduction of the commitments with respect thereto) during the applicable reference period or subsequent to such reference period and on or prior to the date of determination to the extent in connection with any transaction referred to in clause (1) above, as if they had occurred on the first day of the applicable reference period; and

(5)                                 if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into the account the effect on such interest rate of any Hedge applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrowing Agent and in a manner consistent with Article 11 of Regulation S-X of the Securities Act, as set forth in a certificate of an Authorized Officer of the Borrowing Agent (with supporting calculations) and reasonably acceptable to the Required Lenders, which for purposes of the pro forma calculations made in connection with a Restricted Payment pursuant to Section 7.5(a), may be included in the Compliance Certificate.  Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrowing Agent to be the rate of interest implicit in such Capital Lease in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility (to the extent required to be computed on a pro forma basis) shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrowing Agent may designate.  Notwithstanding anything to the contrary contained herein, when calculating the Interest Coverage Ratio, the Total Leverage Ratio and Consolidated EBITDA for purposes of determining actual compliance and not pro forma compliance (or compliance on a Pro Forma Basis) with any covenant pursuant to Section 6.5, the events described in this definition that occurred after the last day of the most recently completed reference period shall not be given pro forma effect.

“Pro Rata Share” shall have the meaning set forth in Section 16.19(h) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, obligation or Lien, as applicable, of any Person (including any Taxes) that is not paid as and when due and payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof:  (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to Liens that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by Agent).

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness (other than the Obligations) of any Credit Party or Subsidiary thereof for the payment of all or any part of the purchase price of any Equipment, real property or other fixed assets, (ii) any Indebtedness (other than the Obligations) of any Borrower incurred at the time of or within thirty (30) days prior to or thirty (30) days after the acquisition of any Equipment, real property or other fixed assets for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, capitalized lease or otherwise), and (iii) any Permitted Refinancing thereof outstanding at the time.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Railcar Lease and Transload Facilities” shall mean an operating lease of railcars or with respect to transloading facilities in the ordinary course of business of the Borrowers, including any such operating lease of railcars that is recharacterized as a Capital Lease due to a change in GAAP after the Closing Date.

“Ratio Trigger Condition” shall be deemed satisfied the first time that the Total Leverage Ratio is less than 3.50:1.00 as of the end of any two consecutive fiscal quarters.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all real property (including fixtures and improvements thereon) owned or leased by any Credit Party.

“Receivables” shall mean and include, as to each Credit Party, all of such Credit Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Credit Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Recipient” shall mean the Agent, any Lender, or a Participant.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, replace, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Replacement Lender” shall have the meaning set forth in Section 3.11 hereof.

“Replacement Notice” shall have the meaning set forth in Section 3.11 hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder (other than an event for which the 30-day notice period has been waived by regulation).

“Required Lenders” shall mean Lenders holding fifty-one percent (51%) or more of the outstanding Advances.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Restricted Subsidiaries” shall mean all Subsidiaries of each Credit Party that are not Unrestricted Subsidiaries.

“Revolving Agent” shall mean PNC, in its capacities as Agent and Collateral Agent (each as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, together with its successors and permitted assigns.

“Revolving Credit Agreement” shall mean that certain $200,000,000 Amended and Restated Revolving Credit and Security Agreement dated as of June 27, 2014, among Borrowers, the Revolving Agent, the financial institutions from time to time party thereto as lenders, Bank of America, N.A. and Wells Fargo, National Association, as Co-Syndication Agents, Branch Banking and Trust Company and Santander Bank, N.A., as Co-Documentation Agents, and PNC Capital Markets LLC, Merrill Lynch Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners (as amended, supplemented, amended and restated, refinanced, replaced or otherwise modified from time to time).

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Sand Reserve Appraisal” shall mean the appraisal of the Borrowers’ mining locations provided to Agent by John T. Boyd Company as of September 30, 2016, as updated by such appraiser (or any other third party appraiser reasonably acceptable to Required Lenders in form, scope and methodology reasonably acceptable to Required Lenders) pursuant to the terms of this Agreement.

“Sand Reserve Value” shall mean, as of any date of determination, the “DCF/NPV” (as defined in the Sand Reserve Appraisal) of the Sand Reserves less the working capital adjustment provided for in the Sand Reserve Appraisal so long as the locations of such Sand Reserves are (a) subject to Mortgages providing for a first-priority Lien in favor of Agent, subject only to Permitted Encumbrances that have priority as a matter of Applicable Law and Liens securing the Senior Lien Obligations, and for which Agent has received all documentation required under Section 6.6(a) and (b) permitted pursuant to all applicable Consents to conduct any current or future mining operations thereon.

“Sand Reserves” shall mean, as of any date of determination, the sand reserve position of the Borrowers as set forth in the third party reports referenced in the Sand Reserve Appraisal.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent and Lenders and each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean the provisions of Article IV hereof and any other security agreement in form and substance reasonably satisfactory to Required Lenders executed and delivered by a Credit Party in favor of Agent pursuant to this Agreement or any Other Document.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgages, any Deposit Account Control Agreements, the Intercreditor Agreements, intellectual property agreements, and each other agreement, security document or pledge agreement delivered in accordance with applicable local Law to grant a valid, perfected security interest in any property as Collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as Collateral for the Obligations, and amendments, supplements or joinders to the foregoing.

“Senior Lien Obligations” shall have the meaning set forth in the ABL/Term Intercreditor Agreement.

“Services Agreement” shall mean that certain Administrative Services Agreement, dated as of May 14, 2013, among Insight Equity Management Company LLC, Parent Guarantor and the General Partner.

“Specified Assets” shall mean the assets described on Schedule 1.2(h).

“Specified Documents” shall have the meaning set forth on Schedule 1.2(f) hereto.

“Specified Event of Default” shall mean an Event of Default occurring under Section 10.1 or Section 10.7 hereof.

“Specified Leases” shall have the meaning set forth on Schedule 1.2(f) hereto.

“Specified Obligations” shall have the meaning set forth on Schedule 1.2(d) hereto.

“Specified Other Obligations” shall have the meaning set forth on Schedule 1.2(e) hereto.

“Specified Note” shall have the meaning set forth on Schedule 1.2(f) hereto.

“SSS” shall have the meaning set forth in the preamble hereto.

“Stated Maturity” shall mean, with respect to any security or other Indebtedness, the date specified in such security or the documents governing such Indebtedness as the fixed date on which the final payment of principal of such security or other Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or other Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” of any Person shall mean a corporation or other entity whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean:

(a)                                 all of the issued and outstanding Equity Interests of each issuer at any time owned or otherwise acquired by any Credit Party, in each case together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following; provided that, in the case of any issuer that is a Foreign Subsidiary of a Credit Party, such Equity Interests shall be limited to sixty-five percent (65%) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and one hundred percent (100%) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) of each such Foreign Subsidiary of a Credit Party (but only to the extent that the pledge of such Non-Voting Equity would not cause the Obligations to be treated as “United States property” of such Foreign Subsidiary within the meaning of Treas. Reg. Section 1.956-2) (collectively, the “Pledged Capital Stock”):

(x)                                 subject to the percentage restrictions described above, all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(y)                                 without affecting the obligations of the Credit Parties under any provision prohibiting such action hereunder, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Equity Interests of the successor entity formed by or resulting from such consolidation or merger;

(b)                                 subject to the percentage restrictions described above, any and all other Equity Interests owned by any Credit Party in any Domestic Subsidiary or any Foreign Subsidiary; and

(c)                                  all proceeds and products of the foregoing, however and whenever acquired and in whatever form.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the date on which all of the Obligations (excluding contingent indemnification obligations with respect to which no claims have been made) have been paid in full in cash; provided, however, if at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the Termination Date shall be deemed to have not occurred.

“Termination Event” shall mean (i) a Reportable Event with respect to any Pension Benefit Plan; (ii) the withdrawal of any Credit Party or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such Person was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA or any termination under Section 4042 of ERISA, or of the appointment of a trustee to administer a Pension Benefit Plan, and with respect to which any Credit Party has liability (including liability in its capacity as a member of the Controlled Group of another entity); (iv) the termination of a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA, which termination could reasonably result in material liability to any Credit Party (including liability in its capacity as a member of the Controlled Group of another entity); (v) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Credit Party or any member of the Controlled Group from a Multiemployer Plan, which withdrawal could reasonably result in liability of any Credit Party (including liability in its capacity as a member of the Controlled Group of another entity); (vi) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Total Leverage Ratio” shall mean, as of any date, the ratio of (a) all Indebtedness of the type described in clauses (i), (ii) (other than the Specified Note), (iv), (vii), (viii) (to the extent constituting unreimbursed amounts in respect of drawings thereunder) and (xi) (to the extent the underlying Indebtedness is of the foregoing described types) of the definition “Indebtedness” of the Parent Guarantor and its consolidated Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters ending on such date.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., or any other applicable Federal or state laws now in force or hereafter enacted that regulate toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall mean the entering into this Agreement, the borrowing of Advances hereunder on the Closing Date, the granting of Liens to secure the Obligations, the consummation of the Osburn Acquisition, and the payment of fees and expenses in connection therewith.

“Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the Advances made by a Lender under this Agreement.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Treasury Rate” shall mean a rate equal to the then current yield to maturity on actively traded U.S. Treasury securities having a constant maturity and having a duration equal to (or the nearest available tenor) the period from the date that payment is received or the Obligations are accelerated to the date that falls on the Maturity Date.

“Uniform Commercial Code” or “UCC” shall have the meaning set forth in Section 1.3 hereof; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof, any Security Agreement and any Other Document relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiaries” shall mean (a) any Subsidiary of any Credit Party formed or acquired or created after the Closing Date and designated by such Credit Party as an Unrestricted Subsidiary hereunder by written notice to the Agent and the Lenders and (b) any Subsidiary of an Unrestricted Subsidiary; provided that, in each instance of clause (a) or (b), (w) on a Pro Forma Basis after giving effect to the designation of such Unrestricted Subsidiary, the Total Leverage Ratio shall not exceed 2.00:1.00, (x) no Unrestricted Subsidiary may be formed or acquired during the existence of a Default or Event of Default, (y) no investment by any Credit Party or Restricted Subsidiary thereof in such Unrestricted Subsidiary may be made except to the extent made with proceeds of the issuance of Equity Interests (other than Disqualified Stock) of Parent Guarantor, and (z) neither the total assets nor total revenue of all Unrestricted Subsidiaries in the aggregate shall exceed 5% of the total assets or total revenue of Parent Guarantor and its Subsidiaries.

“U.S. Bank” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3.                            Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code” or “UCC”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts,” “as-extracted collateral,” “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “financial asset,” “fixtures,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter-of-credit rights,” “payment intangibles,” “proceeds,” “promissory note” “securities,” “software” and “supporting obligations” as and when used in the description of Collateral or the capitalized terms used within the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.                            Certain Matters of Construction.

(a)                                 The following rules of construction shall apply in this Agreement and the Other Documents:

(i)                                     The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(ii)                                  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(iii)                               Any pronoun used shall be deemed to cover all genders.

(iv)                              Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.

(v)                                 All references to Laws shall include any amendments of same and any successor Laws.

(vi)                              Unless otherwise provided, all references to any instruments or agreements, including references to this Agreement or any of the Other Documents, shall include any and all modifications or amendments thereto, and any and all restatements, amendment and restatements, extensions or renewals thereof, in each case, in accordance therewith and herewith.

(vii)                           All references herein to the time of day shall mean the time in New York, New York.

(viii)                        Unless otherwise provided, all calculations shall be performed with Inventory valued at the lower of cost (on a weighted average basis) or current market value.

(ix)                              [Reserved].

(x)                                 Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.

(xi)                              A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or cured to the satisfaction of the Required Lenders.

(xii)                           Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Secured Parties.

(xiii)                        Wherever the phrase “to the best of Credit Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (x) the actual knowledge of an Authorized Officer of any Credit Party or (y) the knowledge that an Authorized Officer would have obtained if he had engaged in good faith and diligent performance of his duties.

(b)                                 All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

(c)                                  All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.  Notwithstanding the foregoing, with respect to any covenant or any representation and warranty relating to ERISA and environmental matters, such covenant and representation and warranty shall control over any non-specific compliance with law covenant or representation to the extent that there is a direct conflict. All references to filing, registering or recording financing statements or other required documents under the Uniform Commercial Code shall be deemed to include filings and registrations under the PPSA.

1.5.                            Accounting for Derivatives.  In making any computation pursuant to Section 6.5 by reference to any item appearing on the balance sheet or other financial statement of Parent Guarantor and its Subsidiaries, all adjustments to such computation resulting from the application of Statement of Financial Accounting Standards No. 133 shall be disregarded, except to the extent a gain or loss is actually realized with respect to any such item.

II.                                   ADVANCES; PAYMENTS.

2.1.                            Advances.  Subject to the terms and conditions set forth in this Agreement including this Section 2.1, each Lender, severally and not jointly, will make an Advance to Borrowers on the Closing Date in an amount not to exceed such Lender’s Commitment Amount. Each Advance shall be made as part of a borrowing consisting of Advances made by the Lenders ratably in accordance with their respective Commitment Amounts. Amounts repaid in respect of Advances may not be reborrowed.

The Advances shall be evidenced, if requested by such Lender, by one or more promissory notes (the “Notes”) substantially in the form attached hereto as Exhibit 2.1(a).

The Advances, and the Notes evidencing the same, shall be subject to the original issue discount set forth in the Fee Letter.

2.2.                            Procedures for Requesting Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)                                 Borrowing Agent on behalf of any Borrower shall notify Agent prior to 1:00 p.m. (New York time) on the day that is one Business Day before the Closing Date of Borrowers’ request to incur, on the Closing Date, the Advances hereunder. Such written borrowing request shall specify the following information: (i) the aggregate amount of the requested Advances and a breakdown of the separate wires comprising such Advances, (ii) the date of such borrowing, which shall be a Business Day and must be the Closing Date, and (iii) whether such Advances will be LIBOR Rate Loans or Domestic Rate Loans. Promptly following receipt of a request for Advances in accordance with this Section 2.2, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Advance to be made as part of the requested borrowing. Each Lender shall remit the principal amount of each Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose, fund such Advance to Borrowers in U.S. Dollars and immediately available funds to an account or accounts of the Borrower designated by the Borrower in the applicable borrowing request prior to the close of business, on the Closing Date.

(b)                                 Provided that no Event of Default shall have occurred and be continuing with respect to which the Required Lenders have elected to suspend Borrowers’ ability to incur LIBOR Rate Loans, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount; provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. (New York time) (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1)

Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion and the loans to be converted.

(c)                                  Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all actual losses or expenses (including, without limitation, any loss or expense arising from the reemployment of funds obtained by Agent or any Lender or from fees payable to terminate the deposits from which such funds were obtained) that Agent and Lenders may sustain or incur as a consequence of any prepayment (whether voluntary, as a result of acceleration or otherwise), conversion of or to, continuation of, or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to, or continuation of a LIBOR Rate Loan on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder, or after notice thereof has been given.  A certificate in reasonable detail as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.  Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Agent’s or such Lender’s right to demand such compensation; provided that, Borrowers shall not be required to compensate Agent or a Lender pursuant to this Section for any amounts incurred more than one hundred eighty (180) days prior to the date that Agent or such Lender, as the case may be, notifies a Borrower of such losses or expenses and of Agent’s or such Lender’s intention to claim compensation therefor.

(d)                                 Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (d), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type (either on the last day of the Interest Period therefor, if Lenders may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if Lenders may not lawfully continue to maintain such LIBOR Rate Loans).  If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any actual loss or expense sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Rate Loan.  A certificate in reasonable detail as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.  Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Agent’s or such Lender’s right to demand such compensation; provided that, Borrowers shall not be required to compensate Agent or a Lender pursuant to this Section for any amounts incurred more than one hundred eighty (180) prior to the date that Agent or such Lender, as the case may be, notifies a Borrower of such losses or expenses and of Agent’s or such Lender’s intention to claim compensation therefor.  A certificate as to any amounts that a Lender is entitled to receive under this Section 2.2 submitted by such Lender, through Agent, to Borrowing Agent shall be conclusive in the absence of clearly demonstrable error and all such amounts shall be paid by Borrowers promptly upon demand by such Lender.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

2.3.                            Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Agent or the Lenders may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be recorded on Agent’s books.  The proceeds of each Advance requested by Borrowing Agent on behalf of any Borrower shall be made available to the applicable Borrower on the Closing Date at such Borrower’s operating account at such bank as Borrowing Agent may designate following written notification to Agent, in immediately available federal funds or other immediately available funds.

2.4.                            Termination of Commitments.  Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York time, on the Closing Date.

2.5.                            Repayment of Advances.

(a)                                 The Advances shall be due and payable in full on the Maturity Date subject to earlier prepayment as herein provided.

(b)                                 All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.

(c)                                  Borrowers, jointly and severally, shall pay principal, interest, and all other amounts payable hereunder, or under any Other Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.6.                            Prepayments of Advances.

(a)                                 Subject to the prior Discharge of Senior Lien Obligations, the Borrowers may, at their option, permanently prepay, at any time during the term of this Agreement, all or any portion of any of the Advances without premium or penalty (except as provided in Section 2.6(e)) upon irrevocable written notice delivered to the Agent by the Borrowing Agent at least (i) one Business Day prior to the date of prepayment in the case of Domestic Rate Loans or (ii) three Business Days prior to the date of prepayment in the case of LIBOR Rate Loans, which notice shall specify the date and amount of such prepayment. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. The Borrowing Agent’s notice may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by the Borrowing Agent (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  Partial prepayments of Advances shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(d) hereof.

(b)                                 After the Discharge of Senior Lien Obligations, in the event and on each occasion that any Net Cash Proceeds are received by or on behalf of any Credit Party in respect of any Prepayment Event, Borrowers shall (A) immediately in the case of any Prepayment Event described in clause (c) of the definition thereof and (B) no later than three Business Days after such Net Cash Proceeds are received by any Credit Party in the case of any Prepayment Event described in clause (a) or (b) of the definition thereof, prepay (or cause such other Credit Parties to prepay) the Advances in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that, if such Prepayment Event is of the type described in clause (a) or (b) of the definition thereof, (x) the Net Proceeds thereof are promptly deposited into an account in which the Agent has a perfected security interest, for reinvestment (which investment may include the repair, restoration or replacement of the affected assets or reimbursement of the Credit Parties for amounts already expended in connection with such Prepayment Event) in Collateral (provided, however, that pending such investment, all such Net Cash Proceeds may be applied to prepay any obligations under the Revolving Credit Agreement to the extent outstanding (without a reduction in the revolving commitments thereunder)) (each, a “reinvestment”) within one hundred eighty (180) days following receipt of such Net Proceeds and (y) no Event of Default shall have occurred and be continuing at the time of the sale of such property, at the time of reinvestment or at any time during such 180-day period, then the Borrowers may reinvest such Net Cash Proceeds in like-kind assets and/or Collateral without having to repay the Obligations in accordance with this Section 2.6. Notwithstanding the foregoing, (A) if any Event of Default occurs while reinvestment is pending, (B) the Borrowers have determined not to make any such reinvestment within such 180-day period or (C) the Net Cash Proceeds have not been so reinvested during such 180-day period, the Net Cash Proceeds will be promptly applied to repay the Obligations in accordance with this Section 2.6.  To the extent such prepayment would result in the payment of breakage costs under Section 2.2(d), such prepayment shall be deferred until the last day of the applicable Interest Period or such breakage costs shall be waived, at the election of the Required Lenders.

(c)                                  Notwithstanding the foregoing, with respect to any asset that is Collateral under the Security Documents and also secures any other Indebtedness that is secured by a Lien that has a higher priority than the Lien granted to the Agent, no prepayment required pursuant to this Section 2.6 as a result of any event described in clause (a) or (b) of the definition of “Prepayment Event” with respect to such asset shall be required or permitted unless (A) there is no principal amount outstanding under the documents governing such other Indebtedness and all such other Indebtedness then due and payable shall have been paid in full in cash, (B) the lender or lenders holding such other Indebtedness have waived the corresponding prepayment under and in accordance with the documents governing such other Indebtedness and the prepayment hereunder is permitted under such documents or (C) so long as the Revolving Credit Agreement is outstanding, the aggregate of the Net Cash Proceeds from such Prepayment Event plus Excess Availability is at least $45,000,000.

(d)                                 Not later than five (5) Business Days after the date that the annual financial statements are required to be delivered under Section 9.7 hereof (commencing with the financial statements for the fiscal year ending December 31, 2018) (the “ECF Payment Date”), Borrowers shall prepay the Advances in an aggregate principal amount equal to 50% of the Excess Cash Flow for such fiscal year minus the aggregate principal amount of the Advances voluntarily prepaid during such fiscal year; provided that, as so long as the Revolving Credit Agreement is outstanding, such prepayment shall not be required unless, after giving pro forma effect to such prepayment, Excess Availability is at least $45,000,000 (the “Excess Availability Condition”). If the full amount of the Excess Cash Flow payment due under this Section 2.6(d) cannot be paid because the Excess Availability Condition cannot be met, Borrowers shall pay such portion of the Excess Cash Flow payment on the ECF Payment Date that may be paid while satisfying the Excess Availability Condition, with any remaining portion of such Excess Cash Flow payment to be due and payable on the first Business Day of each month following the ECF Payment Date in the maximum amount that can be paid while still satisfying the Excess Availability Condition, until such Excess Cash Flow payment is paid in full.

(e)                                  In the event all or any portion of the Advances are (i) voluntarily prepaid under Section 2.6(a), (ii) prepaid under Section 2.6(b) as a result of any event described in clause (c) of the definition of “Prepayment Event” or (iii) accelerated in accordance with Article XI (including, without limitation, automatic acceleration upon an Event of Default under Section 10.7 or operation of law upon the occurrence of a bankruptcy or insolvency event), the Borrowers shall be required to pay (A) the Make Whole Amount if such prepayment or acceleration occurs on or prior to the first anniversary of the Closing Date or (B) the Applicable Prepayment Premium if such prepayment or acceleration occurs after the first anniversary of the Closing Date. It is understood and agreed that in the event all or any portion of the Advances are so prepaid or accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, an Event of Default under Section 10.7 or operation of law upon the occurrence of a bankruptcy or insolvency event), the Make Whole Amount or Applicable Prepayment Premium (the “Prepayment Premium”) applicable at the time of such prepayment or acceleration shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and the Borrowers agree that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH CREDIT PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH SUCH PREPAYMENT PREMIUM OR ACCELERATION. The Borrowers expressly agree (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers expressly acknowledge that their agreement to pay the Prepayment Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Advances.

2.7.                            Statement of Account.  Each Lender shall maintain in accordance with its usual practice a record or records evidencing the indebtedness of the Borrowers to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain records in which it shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal, Prepayment Premium or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

2.8.                            [Reserved].

2.9.                            [Reserved].

2.10.                     Pro Rata Sharing. If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.11.                     [Reserved].

2.12.                     Use of Proceeds.

(a)                                 Credit Parties shall apply the proceeds of Advances to (i) consummate the Transactions and pay related fees and expenses, (ii) prepay obligations under the Revolving Credit Agreement and (iii) provide for the Borrowers’ general business purposes, including working capital requirements, making capital expenditures, making Permitted Acquisitions, making debt payments when due and making distributions and dividends, in each case, to the extent not prohibited under this Agreement.

(b)                                 Without limiting the generality of Section 2.12(a) above, neither a Credit Party nor any other Person which may in the future become party to this Agreement or the Other Documents as a Credit Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Anti-Terrorism Laws.

III.                              INTEREST AND FEES.

3.1.                            Interest.  Interest on Advances shall be payable in arrears on the last day of each calendar quarter, commencing with the calendar quarter ending June 30, 2017, with respect to Domestic Rate Loans and at the end of each Interest Period with respect to LIBOR Rate Loans.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the quarter preceding the payment date in the case of Domestic Rate Loans and during the Interest Period in the case of LIBOR Rate Loans at a rate per annum equal to the applicable Interest Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon the occurrence of a Specified Event of Default, or at the direction of the Required Lenders upon the occurrence of any Event of Default, and during the continuation thereof, the Obligations shall bear interest at the applicable Interest Rate plus two (2%) percent per annum (the “Default Rate”).  Agent shall notify Borrowers of any accrual of interest at the Default Rate, provided, that, any failure to notify shall not impact or affect any of Agent’s rights and remedies hereunder.

3.2.                            Automatic Increase.  If the interest margin applicable to the Indebtedness outstanding under the Senior Lien Documents (as defined in the ABL/Term Intercreditor Agreement) is increased to a rate in excess of 700 basis points over the LIBOR Rate (or 600 basis points over the Alternate Base Rate), then the Applicable Margin shall automatically increase so that the Applicable Margin is 300 basis points in excess of such interest margin on the Indebtedness under the Senior Lien Documents (as defined in the ABL/Term Intercreditor Agreement).

3.3.                            [Reserved].

3.4.                            Other Fees.  Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter. Borrowers shall pay to Agent such fees as may be separately agreed between Borrowers and Agent.

3.5.                            Computation of Interest and Fees.  Interest hereunder computed at the Alternate Base Rate shall be computed on the basis of a year of 365 or 366 (as applicable) days and for the actual number of days elapsed.  All other fees and interest hereunder shall be computed on the bases of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate during such extension.

3.6.                            Maximum Charges.  It is the intention of the parties to comply strictly with applicable usury laws.  Accordingly, no rate change shall be put into effect that would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in this Agreement or in any Other Document, all agreements which either now are or which shall become agreements among Borrowers, Agent and Lenders are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under this Agreement or any Other Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Borrowers and the Lenders.  This provision shall never be superseded or waived and shall control every other provision of this Agreement or any Other Document and all agreements among Borrowers, Agent and Lenders, or their respective successors and assigns.  Unless preempted by federal law or as permitted under the sentence immediately following this sentence, the applicable Interest Rate from time to time in effect under this Agreement may not exceed the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”).  If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lenders by reason thereof shall be payable in accordance with Section 2.5 hereof.  If by operation of this provision, Borrowers would be entitled to a refund of interest paid pursuant to this Agreement, each Lender agrees that it shall pay to Borrowing Agent, upon Borrowing Agent’s request, such Lender’s Applicable Percentage of such interest to be refunded, as determined by Agent.  As provided in Section 16.1 hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law provisions.  The provisions of this Section 3.6 with respect to the Texas Finance Code are included solely out of an abundance of caution and shall not be construed to mean that any provisions of Texas law are in any way applicable to this Agreement, the Other Documents or any of the Obligations.

3.7.                            Increased Costs.  In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, any Lender and any corporation or bank controlling Agent, any Lender and the office or branch where Agent or any Lender makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                 subject Agent or any Lender to any Tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnified under Section 3.10 and any Excluded Tax);

(b)                                 impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                  impose on Agent or any Lender or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender;

and the result of any of the foregoing is to increase the cost to any Lender of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that such Lender deems to be material, then, in any case Borrowers shall promptly pay such Lender, upon its demand, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate.  Such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Person’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than one hundred eighty (180) days prior to the date that such Person notifies Borrowing Agent of such losses or expenses and of such Person’s intention to claim compensation therefor.

3.8.                            Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that:

(a)                                 reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)                                 Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan, then Agent or such Lender shall give Borrowing Agent prompt written notice of such determination.  If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans.  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9.                            Capital Adequacy.

(a)                                 In the event that any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy or liquidity, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (for purposes of this Section 3.9, the term “Lender” shall include any Lender and any corporation or bank controlling any Lender and the office or branch where any Lender makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration each Lender’s policies with respect to capital adequacy and liquidity) by an amount deemed by any Lender to be material, then, from time to time, Borrowers shall pay upon demand to such Lender such additional amount or amounts as will compensate such Lender for such reduction.  In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)                                 A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

(c)                                  If any Lender requests compensation under Section 3.7 or Section 3.9 or if Borrowers are required to pay any additional amount to any Lender pursuant to Section 3.7 or Section 3.9, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 3.7 or Section 3.9, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender.

3.10.                     Taxes.

(a)                                 Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes except to the extent required by Applicable Law; provided that if any Credit Party or any applicable withholding agent shall be required by Applicable Law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)                                 Without limiting the provisions of Section 3.10(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)                                  The Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) paid by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Body, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)                                  Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to payments hereunder or under any Other Document shall deliver to the Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Lender shall deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two (2) duly completed valid originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty,

(ii)                                  two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.10-1 (together with Exhibits 3.10-2, 3.10-3 and 3.10-4, each a “Non-Bank Tax Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to any Borrower described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a certificate substantially in the form of Exhibit 3.10-2 or Exhibit 3.10-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit 3.10-4 on behalf of each such direct and indirect partner,

(v)                                 any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(vi)                              in the case of a Lender that is a United States person within the meaning of section 7701(a)(30) of the Code, two duly completed valid (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law certifying that such Lender is exempt from United States federal backup withholding tax.

Notwithstanding any other provisions of this Section 3.10(e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

(f)                                   If a payment made to a Lender under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Agent and the Borrowers at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Agent or any Borrower sufficient for Agent and the Borrowers to comply with their obligations under FATCA and to determine whether such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g)                                  Each Recipient agrees that if any form or certification it previously delivered pursuant to clauses (e) or (f) above expires or becomes inaccurate in any respect, or if Borrowing Agent or Agent should request an updated form or certification, it shall update such form or certification or promptly notify the Borrowing Agent and the Agent in writing of its legal ineligibility to so.

(h)                                 Notwithstanding anything to the contrary in this Agreement, with respect to any claim for compensation under this Section 3.10, the Credit Parties shall not be required to compensate any Person for any interest or penalties incurred unless such Person notifies the Credit Parties within one hundred eighty (180) days following the date that such Person is first assessed by any taxing authority for such amount or otherwise first pays such amount.  If the Borrowers determine in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded or additional amounts have been payable hereunder, the Person claiming compensation hereunder shall cooperate with the Borrowers in a reasonable challenge of such Taxes if so requested by the Borrowers.

(i)                                     If a Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 3.10, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrowers, upon the request of such Recipient, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Body.  This Section 3.10(i) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(j)                                    Each Recipient agrees that, upon the occurrence of any event giving rise to the operation of Section 3.10(a) or (c) with respect to such Recipient, it will, if requested by the Borrowers in writing, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event by designating another lending office for any Advance affected by such event if that would reduce or eliminate any amount of Indemnified Taxes or Other Taxes required to be deducted or withheld or paid, provided that doing so would not subject such Recipient to any unreimbursed cost or expense or be otherwise be prejudicial to such Recipient, in such Recipient’s reasonable discretion.

(k)                                 The agreements in this Section 3.10 shall survive the termination of this Agreement and the Commitments and the payment of all amounts payable hereunder and under any Other Document.

3.11.                     Replacement of Lenders.  If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(d) hereof or (c) denies any consent for a supplemental agreement referred to in the proviso of Section 16.2(b) hereof and for which the consent of the Required Lenders has been obtained, the Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(d) hereof to be applicable), or denial of a request for a consent to a supplemental agreement pursuant to the proviso of Section 16.2(b) hereof, as the case may be, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to the Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and Applicable Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Applicable Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Applicable Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.  If any Affected Lender does not execute an assignment in accordance with Section 16.3 within five (5) Business Days after receipt of notice to do so by Agent or Borrowing Agent, then such assignment shall become effective for purposes of Section 16.3 and this Agreement upon execution by Agent and Borrowing Agent. Notwithstanding the foregoing, this Section 3.11 shall have no force or effect if the only Lenders are OC II LVS III LP and its Affiliates.

IV.                               COLLATERAL:  GENERAL TERMS.

4.1.                            Security Interest in the Collateral.  To secure the prompt payment and performance to Agent and each Secured Party of the Obligations (other than any Obligations under Environmental Indemnity Agreements which by their terms are unsecured), each Credit Party hereby assigns, pledges and grants to Agent for its benefit and for the benefit of each Secured Party a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  Each Credit Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest.  Contemporaneously with the delivery of the financial statements required by Section 9.7 or 9.8(a), each Borrower shall identify all commercial tort claims with a value in excess of $1,000,000 in the Compliance Certificate for such period, and Borrowers shall include the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such Compliance Certificate, such Credit Party shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof.  The Liens securing the Obligations shall be first priority perfected Liens subject only to Permitted Encumbrances that have priority as a matter of Applicable Law and Liens securing the Senior Lien Obligations.

4.2.                            Perfection of Security Interest.  Each Credit Party shall, and hereby authorizes Agent or its designee (without obligation) to, file against such Credit Party one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code, the PPSA and other Applicable Laws in form and substance satisfactory to the Required Lenders in their Permitted Discretion (which statements may have a description of collateral which is broader than that set forth herein, including “all assets now owned or hereafter acquired by the Credit Party or in which Credit Party otherwise has rights”).  Each Credit Party shall, and hereby further authorizes Agent or its designee (without obligation) to, file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Credit Party hereunder, naming such Credit Party, as debtor, and Agent, as secured party.

4.3.                            Protection of Collateral.  No Credit Party shall sell, lease, transfer or otherwise dispose of any Collateral, except as permitted in Section 7.1 hereof.

4.4.                            Preservation of Collateral.  Each Credit Party will safeguard and protect all Collateral for Agent’s and the other Secured Parties’ general account.  In addition to the rights and remedies set forth in Section 11.1 hereof, Agent, subject to the Intercreditor Agreements:  (a) may at any time take such steps as the Required Lenders deem necessary in the exercise of their Permitted Discretion to protect Agent’s interest in and to preserve the Collateral, including upon the occurrence and during the continuance of an Event of Default, the hiring of such security guards or the placing of other security protection measures as Agent or the Required Lenders may deem appropriate; (b) upon the occurrence and during the continuance of an Event of Default, may employ and maintain at any of each Credit Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the

Collateral; (c) upon the occurrence and during the continuance of an Event of Default, may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) upon the occurrence and during the continuance of an Event of Default, may use any Credit Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Credit Parties’ owned or leased property, subject to the rights of the landlords of any leased Real Property.  Subject to the other provisions of this Agreement regarding Credit Parties’ maintenance of Collateral, each Credit Party shall cooperate with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as are necessary or as the Required Lenders may direct in their Permitted Discretion.  Subject to Section 16.9, all of Agent’s and Lenders’ expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be added to the Obligations.

4.5.                            Ownership of Collateral.

(a)                                 With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest:  (i) each Credit Party is, and shall remain the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law and Liens securing the Senior Lien Obligations) in each and every item of its respective Collateral; (ii) except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens; and (iii) each Credit Party’s Equipment and Inventory shall be located as set forth on Schedule 15 to the Perfection Certificate and shall not be removed from such location(s) without the prior written consent of Agent, except (1) as may be moved from one location on such schedule to another location on such schedule, (2) Inventory in-transit, (3) Equipment out for repair in the ordinary course of business, (4) the sale, transfer or disposition of assets permitted under this Agreement to a Person that is not a Credit Party and (5) as may be located at locations not set forth on Schedule 15 to the Perfection Certificate to the extent the aggregate value of Equipment and Inventory at such locations does not exceed $10,000,000 for any one location or $25,000,000 in the aggregate for all such locations.

(b)                                 (i) Schedule 15 to the Perfection Certificate contains a correct and complete list, as of the Closing  Date, of the legal names and addresses of each warehouse at which Inventory having a value in excess of $10,000,000 of any Credit Party is stored; none of the receipts received by any Credit Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns and (ii) Schedule 3 to the Perfection Certificate sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Credit Party and (B) the chief executive office of each Credit Party.

4.6.                            Defense of Agent’s and Lenders’ Interests.  Until the Termination Date, Agent’s security interests in the Collateral shall continue in full force and effect.  Each Credit Party shall use all commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations upon the occurrence of and during the continuance of an Event of Default, subject to the Intercreditor Agreements, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, upon the occurrence of and during the continuance of an Event of Default, Credit Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and each of the other Secured Parties shall be entitled to all of the rights and remedies set forth herein and further provided to a secured party on default by the Uniform Commercial Code, the

PPSA or other Applicable Law, subject to the Intercreditor Agreements.  Each Credit Party shall, and Agent may, at its election upon the occurrence and during the continuance of an Event of Default subject to the Intercreditor Agreements, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Credit Party’s possession, they, and each of them, shall be held by such Credit Party in trust as Agent’s trustee, and such Credit Party will immediately deliver them to Agent in their original form together with any necessary endorsement.  For the purpose of enabling Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Agreement and each Other Document at such time as Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Credit Party hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Credit Party, wherever the same may be located.  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

4.7.                            Books and Records.  Each Credit Party shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs in accordance with GAAP.

4.8.                            Compliance with Laws.  Each Credit Party shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Credit Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  Each Credit Party may, however, if applicable, Properly Contest any Lien or obligation arising under Applicable Law.

4.9.                            Access to Premises.  Without limiting the Lenders’ rights with respect to appraisals as set forth herein and without limiting the Agent’s or the Lenders’ rights under Section 4.4, during normal business hours and upon reasonable notice and mutual agreement (except that, upon the occurrence and continuance of an Event of Default, no notice shall be required and the Lenders may exercise such right during any hours), the Lenders (through the Agent or one or more third parties designated by them) may (i) enter upon any premises of any Credit Party and access any tangible assets, (ii) access and make abstracts and copies from each Credit Party’s books, records, audits, correspondence and all other papers relating to the Collateral and (iii) discuss the affairs, finances and business of Credit Parties with any officer, employee or director thereof or with their Accountants or auditors, all of whom are hereby authorized to disclose to Agent and the Lenders all financial statements and other information relating to such affairs, finances or business; provided, however, that (x) unless an Event of Default has occurred and is then continuing, Borrowers shall have the opportunity to be present at all such meetings and (y) no such exercise of rights shall interfere with the appraisals and field examinations under the Revolving Credit Agreement. After the Discharge of Senior Lien Obligations, at the sole cost of Borrowers and upon reasonable notice to Borrowing Agent, the Lenders (through the Agent or one or more third parties designated by them) will conduct no more than the Applicable Number of Field Examinations and require no more than the Applicable Number of appraisals of the Sand Reserves (including discounted cash flow analyses) and no more than the Applicable Number of appraisals of Borrowers’ Inventory (in each case, at such times as shall be mutually agreed among the Required Lenders and the Borrowing Agent and in any event not to be within the two week period prior to the date in which the Parent Guarantor is required to file an annual report on Form 10-K or a quarterly report on Form 10-Q with the SEC); provided, however, after the Discharge of Senior Lien Obligations, upon the occurrence of an Event of Default, the Lenders (through the Agent or one or more third parties designated by them) may conduct such additional Field Examinations and appraisals during the following 12-calendar month period (whether as to Inventory, Equipment or Sand Reserves) as Agent or the Required Lenders may determine, at any time, which shall be at the cost and expense of the Borrowers.

4.10.                     Insurance.  The assets and properties of each Credit Party at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Credit Party so that such insurance shall remain in full force and effect.  Each Credit Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Credit Party’s own cost and expense in amounts and with licensed and reputable carriers, each Credit Party shall (a) keep all its insurable properties and properties in which such Credit Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Credit Party’s including business interruption insurance for Credit Parties that are operating companies; (b) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Credit Party is engaged in business; and (d) furnish Agent with (i) certificates therefor that are reasonably satisfactory to the Required Lenders and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate lender loss payable endorsements in form and substance reasonably satisfactory to the Required Lenders in their Permitted Discretion, naming Agent as an additional insured, lender loss payee or mortgagee, as applicable, as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (b) above, and providing (A) that all proceeds relating to Collateral thereunder shall be payable to Agent upon the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreements, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is endeavored to be given to Agent (but only if the applicable carrier provides such written notice to its customers’ lenders generally, and, to the extent it does not, Credit Parties shall promptly (but in any event within three (3) Business Days) provide Agent with written notice of any cancellation, amendment or termination after an Authorized Officer of the Borrowing Agent obtains knowledge thereof from such carrier).  In the event of any loss relating to the Collateral upon the occurrence and during the continuation of an Event of Default, the carriers named therein hereby are directed by Agent and the applicable Credit Party to make payment for such loss to Credit Parties and Agent jointly, subject to the Intercreditor Agreements; provided, however, for the avoidance of doubt, for so long as the Revolving Credit Agreement remains in effect, proceeds of business interruption insurance shall be deposited pursuant to the terms of the Revolving Credit Agreement, rather than applied to the Obligations.  If any insurance losses relating to Collateral are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may, upon the occurrence and during the continuation of an Event of Default, subject to the Intercreditor Agreements, endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Upon the occurrence and during the continuance of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above.  Each Credit Party shall take all actions required under the Flood Laws and/or requested by Agent or the Required Lenders to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral (if any), including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

4.11.                     Failure to Pay Insurance.  If any Credit Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if directed by the Required Lenders, shall obtain such insurance and pay the premium (but only after first providing Borrowing Agent with notice and two (2)

Business Day to cure the same) therefor on behalf of such Credit Party, and such expenses so paid shall be part of the Obligations.  Failure or delay on the part of Agent to provide notice pursuant to this Section shall not constitute a waiver of Agent’s rights and remedies hereunder, other than as qualified in this Section 4.11.

4.12.                     Payment of Taxes.  Each Credit Party will pay, when due and payable, (i) all federal income tax and all other material federal, state, local and foreign (if applicable) Taxes and all other material franchise, income, employment, social security benefits, withholding and sales Taxes, lawfully levied or assessed upon such Credit Party or any of the Collateral including real and personal property Taxes unless the same are being Properly Contested, and (ii) all other Taxes lawfully levied or assessed upon any Credit Party or any of the Collateral, unless the same are being Properly Contested or failure to pay could not reasonably be expected to result in a Material Adverse Effect, an Event of Default or material liability to any Credit Party.  If any Taxes are delinquent, or if any claim shall be made which creates a valid Lien on the Collateral (other than Permitted Encumbrances), Agent may (after first providing notice to such Credit Party and a reasonable opportunity to cure the same), but shall not be required to, pay the Taxes and each Credit Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof.  Agent will not pay any Taxes to the extent that any applicable Credit Party has Properly Contested such Taxes and provided notice of same to Agent.  The amount of any payment by Agent under this Section 4.12 shall be added to the Obligations and, until Credit Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to the Required Lenders in their Permitted Discretion that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Credit Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.  Failure or delay on the part of Agent to provide notice pursuant to this Section shall not constitute a waiver of Agent’s rights and remedies hereunder, other than as qualified in this Section 4.12.

4.13.                     Payment of Leasehold Obligations.  Each Borrower shall at all times pay, when and as due and payable, its rental obligations under all Leasehold Interests containing Sand Reserves that are included in the Formula Amount (as defined in the Revolving Credit Agreement most recently in effect on any date of determination, regardless of whether the Revolving Credit Agreement is actually then in effect) under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep all such leases in full force and effect (unless it would be prudent not to keep such leases in full force and effect in the exercise of such Borrower’s reasonable business judgment).

4.14.                     Receivables.

(a)                                 Nature of Receivables.  Each of the Receivables at any time reported to Agent and the Lenders (whether pursuant to Section 9.2 or otherwise) shall, except as noted therein, be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum (subject to customary discounts or reductions permitted in the ordinary course of business and in accordance with past practices) as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Credit Party, or work, labor or services theretofore rendered by a Credit Party as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Credit Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Credit Parties to Agent and the Lenders.

(b)                                 Location of Credit Parties.  Each Credit Party’s chief executive office address are as set forth on Schedule 3 to the Perfection Certificate and each other location of books and records pertaining to Receivables are as set forth on Schedules 1, 3 or 11 to the Perfection Certificate.

(c)                                  Collection of Receivables.  Subject to the Intercreditor Agreements, until any Credit Party’s authority to do so is terminated by Agent, after the occurrence and during the continuation of an Event of Default, each Credit Party will, at such Credit Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Credit Party’s funds or use the same except to pay Obligations or amounts under the Revolving Credit Agreement.  Each Credit Party shall deposit in the Collection Accounts or, subject to the Intercreditor Agreements and after the Discharge of Senior Lien Obligations, upon request by Agent or Required Lenders, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Receivables.

(d)                                 Notification of Assignment of Receivables.  Subject to the Intercreditor Agreements, at any time upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Upon the occurrence and during the continuance of an Event of Default, Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be added to the Obligations.

(e)                                  Power of Agent to Act on Credit Parties’ Behalf.  Subject to the Intercreditor Agreements, upon and during the continuance of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Credit Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Credit Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Following the Discharge of Senior Lien Obligations, each Credit Party hereby constitutes Agent or Agent’s designee (without obligation) as such Credit Party’s attorney with power (i) to endorse such Credit Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral upon and during the continuance of an Event of Default; (ii) to sign such Credit Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, and assignments of Receivables, upon and during the continuance of an Event of Default; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Credit Party’s name on any documents or instruments necessary or appropriate to preserve, protect, or perfect Agent’s interest in the Collateral and to file same upon and during the continuance of an Event of Default; (v) to demand payment of the Receivables upon and during the continuance of an Event of Default; (vi) to enforce payment of the Receivables by legal proceedings or otherwise upon and during the continuance of an Event of Default; (vii) to exercise all of such Credit Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral upon and during the continuance of an Event of Default; (viii) to settle, adjust, compromise, extend or renew the Receivables upon and during the continuance of an Event of Default; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables upon and during the continuance of an Event of Default; (x) to prepare, file and sign such Credit Party’s name on a proof of claim in bankruptcy or similar document against any Customer upon and during the continuance of an Event of Default; (xi) to prepare, file and sign such Credit Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables upon and during the continuance of an Event of Default; (xii) to receive, open and dispose of all mail addressed to any Credit

Party to the extent such actions are taken in connection with operation and administration of Credit Parties’ lockboxes or otherwise in connection with treasury management services upon and during the continuance of an Event of Default; and (xiii) upon and during the continuance of an Event of Default, to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Commitments or Obligations remain outstanding.  Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreements, to change the address for delivery of mail addressed to any Credit Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Credit Party.

(f)                                   No Liability.  Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction.  Upon the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreements, Agent may, without notice or consent from any Credit Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept, upon the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreements, the return of the goods represented by any of the Receivables, without notice to or consent by any Credit Party, all without discharging or in any way affecting any Credit Party’s liability hereunder.

(g)                                  Cash Management.

(i)                                     All proceeds of assets of the Credit Parties and any other amounts payable to any Credit Party at any time, shall be deposited by such Credit Parties into either (A) a collection account designated as such on Schedule 5(a) to the Perfection Certificate (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowers or (B) for so long as the Revolving Credit Agreement is in effect, a collection account established at PNC for the deposit of such proceeds (all such accounts in clauses (A) and (B), the “Collection Accounts”).  Each Credit Party shall deliver to Agent on the Closing Date a Deposit Account Control Agreement, in form and substance satisfactory to the Agent and the Required Lenders in their Permitted Discretion, with respect to each Collection Account which shall be in “springing” form permitting Credit Parties to access and use such Collection Accounts unless and until a “notice of sole control” (such notice, or any similar notice described in any applicable Deposit Account Control Agreement an “Activation Notice”) is issued by Agent (or the Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations) to the bank at which such Collection Account is maintained; provided, that, Agent shall not issue such an Activation Notice except after the Discharge of Senior Lien Obligations and upon and during the continuance of an Event of Default and shall revoke such Activation Notice if, subsequent thereto, such Event of Default shall have been cured or waived.  Upon issuance of an Activation Notice, such Deposit Account Control Agreements shall provide that all available funds in each Collection Account will be transferred, on each Business Day, to Agent (or the Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations), either to any account maintained by Agent (or Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations) at such bank or by wire transfer to appropriate account(s) of Agent (or Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations), and otherwise be in form and substance (including as to the extent of offset and statutory lien rights) reasonably satisfactory to Agent and the Required Lenders.  All funds deposited in such Collection Accounts after issuance of an Activation Notice shall immediately become the property of Agent (or the Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations) and be applied to the outstanding Advances or the amounts outstanding under the Revolving Credit Agreement.  Neither Agent nor any Lender assumes any responsibility for such collection account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank maintaining a Collection Account.

(ii)                                  Notwithstanding anything to the contrary herein or in any Other Document, Credit Parties shall ensure that Agent does not receive, whether by deposit to the Collection Accounts or otherwise, any funds from any Customer located in a Sanctioned Country.

(h)                                 Adjustments.  Subject to the Intercreditor Agreements, no Credit Party will, without the Required Lenders’ consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been granted in the ordinary course of business of such Borrower.

4.15.                     Inventory.  To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced, in all material respects, by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938.

4.16.                     Maintenance of Equipment.  The Equipment useful and necessary to Credit Parties’ business shall be maintained in good operating condition and repair (reasonable wear and tear and casualty excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved consistent with industry standards; provided that the same shall not be required if not necessary for the continued operation of the Credit Parties’ business.  No Credit Party shall use or operate the Equipment in violation of any Applicable Law to the extent such use or operation could reasonably be expected to materially and adversely affect the operation of its business as currently conducted.

4.17.                     Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.18.                     Environmental Matters.

(a)                                 Except for any deviations, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect:

(i)                                     Borrowers shall maintain the Real Property owned or leased by a Borrower in compliance with all Environmental Laws and the Borrowers shall not place or permit to be placed any amount of Hazardous Substances on any Real Property except as permitted by Applicable Law and permits issued thereunder;

(ii)                                  Borrowers shall comply with all applicable Environmental Laws which shall include periodic reviews of such compliance;

(iii)                               Borrowers shall dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws; and

(iv)                              Borrowers shall use commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property as required by Environmental Laws.

(b)                                 In the event any Credit Party or any of their respective Subsidiaries obtains, gives or receives written notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice, in each case, with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or such Borrower’s interest therein that could reasonably be expect to have a Material Adverse Effect (any of the foregoing received by any Borrower is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then such Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which such Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)                                  Borrowers shall respond promptly in accordance with Environmental Laws to any material Hazardous Discharge or Environmental Complaint and, with respect to same, shall take all actions required by applicable Environmental Law to protect the health and safety of Persons and the environment and to avoid subjecting the Collateral or Real Property to any Lien other than Permitted Encumbrances.  If any Borrower shall fail to respond in all material respects promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the material requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral:  (i) give such notices as may be required by Environmental Laws or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as the Required Lenders (or such third parties as directed by Agent (at the direction of the Required Lenders) or the Required Lenders) deem reasonably necessary, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint; provided, however, that prior to taking any such action set forth on subpart (i) or (ii), Agent shall provide five (5) Business Days advance written notice to Borrowing Agent and a reasonable time to cure or address such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(d)                                 Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective partners, members, employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, actually suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to (A) any Hazardous Discharge resulting from actions on the part of Agent or any Lender or (B) any act or inaction of Agent or any Lender that constitutes gross negligence or willful misconduct.  Borrowers’ obligations under this Section 4.18(d) shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any Governmental Body has taken or threatened any action in connection with the presence of any Hazardous Substances.  Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(e)                                  For purposes of Section 4.18 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.19.                     Financing Statements.  Except with respect to the financing statements naming Agent as secured party, the financing statements described on Schedule 8 to the Perfection Certificate, and after the Closing Date, those pertaining to Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.20.                     Voting Rights in Respect of Subsidiary Stock.  Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default and following written notice by Agent to Borrowing Agent, all rights of a Credit Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in Agent which shall then have the sole right at the direction of the Required Lenders to exercise such voting and other consensual rights.

4.21.                     Dividend and Distribution Rights in Respect of Subsidiary Shares.  Subject to the Intercreditor Agreements, upon the occurrence and during the continuation of an Event of Default and following written notice by Agent to Borrowing Agent:

(a)                                 all rights of a Credit Party to receive dividends, distributions and interest payments shall cease and all such rights shall thereupon be vested in Agent which shall then have the sole right to receive and hold such dividends, distributions and interest payments; provided, however, that any and all such dividends, distributions and interest payments consisting of rights or interests in the form of securities shall be forthwith delivered to Agent to hold as Collateral and shall, if received by any Credit Party, be received in trust for the benefit of Agent, be segregated from the other property or funds of such Credit Party and be promptly (but in any event within five days after receipt thereof) delivered to Agent as Collateral in the same form as so received (with any necessary endorsement); and

(b)                                 all dividends, distributions and interest payments which are received by a Credit Party contrary to the provisions of clause (a) shall be received in trust for the benefit of Agent, shall be segregated from other property or funds of such Credit Party, and shall be forthwith paid over to Agent as Collateral in the exact form received, to be held by Agent as Collateral and as further collateral security for the Obligations.

V.                                    REPRESENTATIONS AND WARRANTIES.

Each Credit Party represents and warrants as follows:

5.1.                            Authority.  Such Credit Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents to which any Credit Party is a party have been duly executed and delivered by the Credit Parties party thereto, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of the Credit Parties party thereto enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents to which any Credit Party is party (a) are within each Credit Party’s corporate, limited liability company, limited partnership, partnership or other applicable powers, have been duly authorized by all necessary corporate, limited liability company, limited partnership, partnership or other applicable action, are not in contravention of the terms of each Credit Party’s Organizational Documents or other applicable documents relating to such Credit Party’s formation or to the conduct of such Credit Party’s business, (b) will not conflict with or violate (i) any Applicable Law, except to the extent such conflict or violation could not reasonably be expected to have a Material Adverse Effect or (ii) any Material Contract, (c) will not require the Consent of any Governmental Body or any other Person as of the Closing Date, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not result in the creation of any Lien except Permitted Encumbrances upon any asset of such Credit Party under the provisions of any Applicable Law, Organizational Document or Material Contract to which such Credit Party is a party or by which it or its property is a party or by which it may be bound.

5.2.                            Formation and Qualification.

(a)                                 On the Closing Date, each Credit Party is duly incorporated or formed, as applicable and in good standing under the laws of the state listed on Schedule 1 to the Perfection Certificate and is qualified to do business and is in good standing in the states listed on Schedule 1 to the Perfection Certificate.  Each Credit Party is in good standing and is qualified to do business in the states in which qualification and good standing are necessary for such Credit Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(b)                                 As of the Closing Date, all of the Subsidiaries of Parent Guarantor are listed on Schedule 9 to the Perfection Certificate.  As of the Closing Date, the Persons identified on Schedule 9 to the Perfection Certificate are the record and beneficial owners of all of the shares of Capital Stock of each of the Subsidiaries listed on Schedule 9 to the Perfection Certificate as being owned thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.  All of the shares owned by the Credit Parties are owned free and clear of any Liens other than Permitted Encumbrances.

5.3.                            Survival of Representations and Warranties.  All representations and warranties of the Credit Parties contained in this Agreement and the Other Documents shall, at the time of such Credit Party’s execution of this Agreement and the Other Documents, be true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.                            Tax Returns.  The federal taxpayer identification number of each Credit Party that is a Credit Party as of the Closing Date is set forth on Schedule 1 to the Perfection Certificate.  The Credit Parties have filed all federal, state and local Tax returns and other reports they are required by law to file and have paid all Taxes that are due and payable, except to the extent failure to do so would not reasonably be expected to result in an Event of Default, result in material liability to any Credit Party or have a Material Adverse Effect.  The provision for Taxes on the books of the Credit Parties have been made in accordance with GAAP and the Credit Parties have no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.                            Financial Statements.

(a)                                 Historical Statements.  The Parent Guarantor and its Subsidiaries have delivered to the Lenders copies of the Parent Guarantor’s audited consolidated and unaudited consolidating year-end financial statements as of December 31, 2016, and for the fiscal year then ended (the “Historical Statements”).  The Historical Statements were compiled from the books and records maintained by management of the Parent Guarantor and its Subsidiaries, are correct and complete in all material respects and fairly represent the consolidated and consolidating financial condition of the Parent Guarantor and its Subsidiaries as of their dates and their results of operations and cash flows for the fiscal periods specified and have been prepared in accordance with GAAP consistently applied, except that the unaudited financial statements are subject to normal year-end adjustments.

(b)                                 Financial Projections.  The Parent Guarantor and its Subsidiaries have delivered to the Lenders financial projections (including balance sheets and statements of operation and cash flows) for the period 2017 through 2019 derived from various assumptions of the Parent Guarantor’s management (the “Financial Projections”).  The Financial Projections have been prepared based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that such Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Guarantor’s control, and that actual results may vary from such projections and that such variances may be material.

(c)                                  No Material Adverse Effect.  Since December 31, 2016, there has been no change, occurrence or development which could reasonably be expected to have a Material Adverse Effect.

5.6.                            Entity Names.  As of the Closing Date, except as set forth on Schedule 1 to the Perfection Certificate, no Credit Party (i) has been known by any other corporate or trade name in the past five years, (ii) sells Inventory under any other name nor (iii) has been the surviving corporation or company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.                            O.S.H.A.; Environmental Compliance; Flood Laws. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                                 The Credit Parties have duly complied with, and their facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with, the provisions of the Federal Occupational Safety and Health Act, RCRA and all other Environmental Laws (in effect at the time of the representation).

(b)                                 The Credit Parties have been issued or obtained all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws (in effect at the time of the representation).

(c)                                  (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances (as defined at the time of the representation) at, upon, under or within any Real Property, except as authorized by any permit or certificate issued pursuant to Environmental Law; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property except those kept in amounts and under circumstances in compliance with Environmental Laws (in effect at the time of the representation); (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste (as defined at the time of the representation), except as previously disclosed to Agent; and (iv) no Hazardous Substances (as defined at the time of the representation) are handled or stored on the Real Property, excepting such quantities as are handled in accordance with all applicable governmental regulations and in proper storage containers as required by Environmental Laws and as are necessary for the operation of the business of any Credit Party or of its tenants.

(d)                                 All Real Property owned by Credit Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Credit Party in accordance with prudent business practice in the industry of such Credit Party.

5.8.                            Solvency.  Taking into account rights of contribution and subrogation under Applicable Laws, and after giving effect to the Transactions, (x) the Parent Guarantor and its Subsidiaries, taken as a whole, are and will continue to be solvent, able to pay their debts and liabilities, contingent liabilities and other commitments as they mature in the ordinary course of business, and have and will have capital sufficient to carry on their business and all businesses in which they are about to engage and (y) the fair present saleable value of their assets and property, calculated on a going concern basis, are in excess of the amount of their liabilities, including contingent liabilities and will continue to be in excess of the amount of their liabilities.

5.9.                            Litigation.  No Credit Party has (i) any pending against, or to the knowledge of the Credit Parties, threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect or an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted, or (ii) any liabilities or indebtedness for borrowed money other than the Obligations and Indebtedness permitted by Section 7.6.

5.10.                     Compliance with Laws; ERISA.

(a)                                 No Credit Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Credit Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.  The Borrowers have implemented and maintained in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws.

(b)                                 As of the Closing Date and as of the end of each fiscal quarter thereafter, no Credit Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.10(b) hereto with respect to which any Credit Party or any member of the Controlled Group has incurred or may incur any material liability.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Law.  Except as could not reasonably result in a Material Adverse Effect or an Event of Default or result in material liability to any Credit Party:  (i) each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the IRS to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income Tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the IRS; (iii) neither any Credit Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Credit Party nor any member of the Controlled Group knows of any facts or circumstances which would change the value of such assets and accrued benefits and other liabilities; (vi) neither any Credit Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Credit Party nor any member of the Controlled Group has incurred any liability for any excise Tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Credit Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable Event; (xi) neither any Credit Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Credit Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Credit Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.11.       Patents, Trademarks, Copyrights and Licenses.  All registered trademarks, trademark applications, patents, patent applications, copyright and copyright applications and all licenses for intellectual property held on the Closing Date by any Credit Party which are material to the conduct of any Borrower’s business are set forth on Schedule 7 to the Perfection Certificate.  All of the owned or, to the knowledge of the Credit Parties, licensed, intellectual property set forth on Schedule 7 to the Perfection Certificate (a) is valid and enforceable by the Credit Party claiming ownership thereof, (b) with respect to such owned intellectual property, have been duly registered or filed with all appropriate Governmental Bodies and (c) constitute all of the intellectual property rights which are material to the conduct of each Borrower’s business as presently conducted or anticipated to be conducted.  To the knowledge of any Authorized Officer of any Credit Party there is no objection or pending challenge to the validity of any such intellectual property and there are no grounds for any such challenge, except, in each case, as could not reasonably be expected to have a Material Adverse Effect or an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted.

5.12.       Licenses and Permits.  Except as set forth in Schedule 5.12, each Credit Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any Applicable Law for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business, except, in the cases of both (a) and (b) where the failure to procure such licenses or permits would reasonably be expected to have a Material Adverse Effect or an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted.

5.13.       No Burdensome Restrictions.  No Credit Party is a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect or materially and adversely affect such Credit Party’s ability to comply with the terms of this Agreement.  All Material Contracts as of the Closing Date are set forth on Schedule 13 to the Perfection Certificate, and the Credit Parties have heretofore delivered to the Lenders true and complete copies of all such Material Contracts to which any of them are a party or to which any of them or any of their properties is subject.  No Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.       No Labor Disputes.  No Credit Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Credit Party’s employees threatened or in existence and no labor contract is scheduled to expire prior to the Maturity Date other than as set forth on Schedule 5.14 hereto, which, in each case, could reasonably be expected to result in a Material Adverse Effect or an Event of Default or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted.

5.15.       Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.       Investment Company Act.  No Credit Party is an “investment company” as defined in, and registered or required to be registered under, the Investment Company Act of 1940, nor is it controlled by such a company.

5.17.       Disclosure.  No representation or warranty made by any Credit Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading in light of the circumstances under which the statements were made; provided that (a) with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of conditions and facts then known; it being understood that (i) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Guarantor’s control, and (ii) actual results may vary from such projections and that such variances may be material and (b) no representation is made with respect to information of an industry specific or general economic nature.  There is no fact known to any Credit Party or which reasonably should be known to such Credit Party which such Credit Party has not disclosed to the Lenders in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.18.       Perfection of Security Interest in Collateral.  The provisions of this Agreement and of each other applicable Other Document and Security Document are effective to create in favor of the Agent, for the benefit of itself and the other Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in each item of Collateral, except (i) in the case of any Permitted Encumbrances, to the extent that any such Permitted Encumbrance would have priority over the security interest in favor of Agent pursuant to any Applicable Law, (ii) Liens perfected only by possession or control (within the meaning of the Uniform Commercial Code) to the extent Agent has not obtained or does not maintain possession or control of such Collateral (provided that such possession or control of such Collateral shall be given to Agent to the extent such possession or control is required by the terms of this Agreement or any Other Document or Security Document) and (iii) Liens securing the Senior Lien Obligations.

5.19.       Swaps.  No Credit Party is a party to, nor will it be a party to, any swap agreement whereby such Credit Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20.       Application of Certain Laws and Regulations.  Neither any Credit Party nor any Subsidiary of any Credit Party is subject to any Law which regulates the incurrence of any Indebtedness, including Laws relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21.       No Brokers or Agents.  No Credit Party or Subsidiary thereof uses any brokers or other agents acting in any capacity for such Credit Party or Subsidiary in connection with the Obligations.

5.22.       Commercial Tort Claims.  As of the Closing Date and as of the end of any fiscal quarter thereafter, none of the Credit Parties has any commercial tort claims in excess of $1,000,000, except as set forth on Schedule 12 to the Perfection Certificate.

5.23.       Letter of Credit Rights.  As of the Closing Date and as of the end of any fiscal quarter thereafter, no Credit Party has any letter of credit rights in excess of $1,000,000, except as set forth on Schedule 5(b) to the Perfection Certificate.

5.24.       Deposit Accounts.  All deposit accounts and securities accounts of the Credit Parties as of the Closing Date are set forth on Schedule 5(a) to the Perfection Certificate.

VI.                               AFFIRMATIVE COVENANTS.

Credit Parties (or Borrowers if otherwise indicated) shall, and shall cause their Restricted Subsidiaries (or, if indicated, all of their Subsidiaries) to, until the Termination Date:

6.1.         [Reserved].

6.2.         Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively their business according to good business practices and maintain all of their properties useful or necessary in their business in good working order and condition in accordance with industry standards (reasonable wear and tear and casualty excepted and except as may be disposed of in accordance with the terms of this Agreement), including all material licenses, patents, copyrights, design rights, tradenames, domain names, trade secrets and trademarks and take all actions reasonably necessary to enforce and protect the validity of any material intellectual property right or other material right included in the Collateral; (b) keep in full force and effect their existence and comply in all material respects with the Applicable Laws governing the conduct of their business where the failure to do so could reasonably be expected to have a Material Adverse Effect, result in an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted; and (c) make all such reports and pay all such franchise and other Taxes and license fees and do all such other acts and things as may be lawfully required to maintain their rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect, result in an Event of Default or result in material liability to such Credit Party.

6.3.         Violations.  Promptly after becoming aware thereof, notify Agent and Lenders in writing of any violation of any Applicable Law applicable to any Credit Party or the Transactions which could reasonably be expected to have a Material Adverse Effect.

6.4.         Government Receivables.  At the reasonable request of Agent or the Required Lenders, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other Applicable Laws with respect to contracts providing for payments in excess of $10,000,000 in the aggregate, and, subject to the Intercreditor Agreements, deliver to Agent, appropriately endorsed, all instruments or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them; provided that the delivery requirement shall not apply to such instruments and chattel paper of up to $5,000,000 in the aggregate.

6.5.         Financial Covenants.

(a)           Interest Coverage Ratio.  Maintain, when measured as of the last day of each Building Period ending with the fiscal quarter set forth in the table below, an Interest Coverage Ratio not less than the Interest Coverage Ratio set forth below opposite the period set forth in the table:

Building Period Ending with Fiscal Quarter Ending	Minimum Interest Coverage Ratio
March 31, 2018	1.700:1.00
June 30, 2018	1.700:1.00
September 30, 2018	2.125:1.00
December 31, 2018	2.125:1.00
Thereafter	2.550:1.00

For the avoidance of doubt, this covenant shall not be tested for the fiscal quarters ending prior to March 31, 2018.

(b)           [Reserved].

(c)           Minimum EBITDA. Maintain Consolidated EBITDA for each Building Period ending with the fiscal quarter set forth in the table below to be at least the amount set forth opposite such fiscal quarter in the table below:

Building Period Ending with Fiscal Quarter Ending	Minimum EBITDA
June 30, 2017	$637,500
September 30, 2017	$2,975,000
December 31, 2017	$5,950,000
March 31, 2018	$11,900,000
June 30, 2018	$18,700,000
September 30, 2018	$24,650,000
December 31, 2018	$29,750,000
March 31, 2019	$38,250,000
June 30, 2019 and each fiscal quarter ending thereafter	$50,000,000

(d)           Minimum Excess Availability.  For so long as the Revolving Credit Agreement remains in effect, cause Excess Availability at all times to be at least $12,750,000.

(e)           Maximum Capital Expenditures.  Cause Capital Expenditures to be no more than the respective amounts set forth below for the periods set forth below:

Fiscal Quarter Ending	Maximum Capital Expenditures
March 31, 2017	$2,300,000
June 30, 2017	$1,150,000
September 30, 2017	$1,150,000
December 31, 2017	$1,150,000
March 31, 2018	$1,725,000
Thereafter	$1,725,000

; provided that, (A) (x) if the aggregate amount of Capital Expenditures made in any fiscal quarter shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.5(e) for such fiscal quarter (before giving effect to any carryover), then an amount of such shortfall not exceeding $1,750,000 per fiscal quarter may be added to the amount of Capital Expenditures permitted under this Section 6.5(e) for the immediately succeeding (but not any other) fiscal quarter and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal quarter shall first be deemed to be from the amount allocated to such fiscal quarter (before giving effect to any carryover) and (B) Capital Expenditures in respect of the business and operations acquired in the Osburn Acquisition of up to $3,450,000 during the fiscal year ending December 31, 2017 shall not count toward the limitation in this Section 6.5(e) with respect to the periods within such fiscal year.

6.6.         Perfection:  Further Assurances.

(a)           Take all action that may be reasonably necessary or desirable, or that Agent or the Required Lenders may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) subject to any express exclusion or limitations in this Agreement or any Other Document, promptly (but in any event on the Closing Date or within 30 days after the receipt thereof if after the Closing Date and notify Agent of the receipt thereof if after the Closing Date within such 30-day period) delivering to Agent (or the Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations), endorsed or accompanied by such instruments of assignment as the Required Lenders may specify, and stamping or marking, in such manner as the Required Lenders may specify, any and all certificates, agreements or instruments representing or evidencing Subsidiary Stock and chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iii) entering into lockbox, blocked account or other such arrangements as required under Section 4.14(g) or any other applicable provision of this Agreement or any Other Document (iv) subject to any express exclusion or limitations in this Agreement or any Other Document, executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments (including filings with the United States Patent and Trademark Office and United States Copyright Office), in each case in form and substance satisfactory to the Agent and the Required Lenders in their Permitted Discretion, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest in and Lien on assets of the Credit Parties under the Uniform Commercial Code, the PPSA or other Applicable Law, (v) providing Mortgages, title policies, opinions of counsel, environmental reports and Environmental Indemnity Agreements (in each case, consistent with the requirements for the Mortgages delivered as of the Closing Date) with respect to all (A) Leasehold Interests containing Sand Reserves and (B) Real Property owned in fee having a fair market value in excess of $5,000,000 which is not subject to a Lien securing Permitted Purchase Money Indebtedness the terms of which would prohibit such Mortgage, in the case of this clause (B), within sixty (60) days (or, at the Required Lenders’ discretion, ninety (90) days) after such Real Property owned in fee is acquired by a Credit Party or exceeds $5,000,000 in fair market value (provided that such fair market value shall be measured only as of the end of any fiscal year or upon the “substantial completion” of any improvements constructed thereon, as reasonably determined by the Borrowers in consultation with the Required Lenders); and (vi) otherwise providing such other documents and instruments as Agent or the Required Lenders may request, in order that the full intent of this Agreement may be carried into effect; provided, however, perfection of Agent’s Liens on assets of the Credit Parties shall not be required (1) where the benefits of obtaining such perfection is outweighed by the costs or burdens of providing the same, as determined by the Required Lenders or (2) prior to the Discharge of Senior Lien Obligations, if such perfection is not required by the Revolving Agent.  If any Credit Party shall at any time after the Closing Date (i) obtain any rights to any additional Intellectual Property or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, or if any intent-to use trademark application is no longer subject to clause (v) of the definition of “Excluded Collateral,” the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property and Collateral under this Agreement and each Other Document as if such would have constituted Intellectual Property at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party.  Each Credit Party shall provide to Agent written notice of any of the foregoing since the delivery of the prior Compliance Certificate (or since the Closing Date) pursuant to each Compliance Certificate delivered pursuant to Section 9.3 and on the date of delivery of such Compliance Certificate confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) immediately above by execution of an instrument in form reasonably acceptable to Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect Agent’s security interest in such Intellectual Property.

(b)           Ensure that at all times on and after the Closing Date (subject to Schedule 6.11), Agent shall have received Deposit Account Control Agreements, in form and substance satisfactory to the Agent and the Required Lenders in their Permitted Discretion, with respect to all accounts listed on Schedule 5(a) to the Perfection Certificate, other than Excluded Deposit Accounts.

6.7.         Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all their obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Agent and/or the Lenders.

6.8.         Standards of Financial Statements.  Cause all financial statements referred to in this Agreement as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9.         Unrestricted Subsidiaries.  Comply with the provisions of Section 7.9 with respect to any Subsidiaries which were initially formed or acquired as Unrestricted Subsidiaries but which thereafter fail to meet the requirements for an Unrestricted Subsidiary.

6.10.       [Reserved].

6.11.       Post-Closing Deliveries.  Borrowers shall satisfy the requirements set forth on Schedule 6.11 on or before the applicable date therefor (or such later date as the Required Lenders may agree).(1)

6.12.       Anti-Terrorism Law; International Trade Law Compliance.

(a) No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person or does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (ii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iii) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) the funds and proceeds therefrom used to repay the Obligations will not be derived from any unlawful activity; (d) each Covered Entity shall comply with all Anti-Terrorism Laws and (e) each Credit Party shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

(1)  The post-closing schedule will allow for 60 days to obtain the Osburn mortgages, title insurance, and related deliverables.

6.13.       Information Regarding Collateral.

(a)           Not effect any change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office, (iii) in any Credit Party’s identity or organizational structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Agent not less than 30 days’ prior written notice (in the form of a certificate executed by any Authorized Officer of the Borrowing Agent), or such lesser notice period agreed to by the Required Lenders, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Agent or the Required Lenders may reasonably request and (B) it shall have taken all necessary action to maintain the perfection and priority of the security interest of Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Credit Party agrees to promptly provide Agent and the Lenders with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b)           Concurrently with the delivery of the Compliance Certificate pursuant to Section 9.3, deliver to Agent and the Lenders a supplement to the Perfection Certificate (or Perfection Certificate Supplement) most recently delivered in the form of Annex 6.13(b) to the Compliance Certificate.

VII.                          NEGATIVE COVENANTS.

Credit Parties (or Borrowers if otherwise indicated) shall not, and shall not permit their Restricted Subsidiaries (or, if indicated, any of their Subsidiaries) to, until the Termination Date:

7.1.         Merger, Consolidation, Acquisition and Sale of Assets.

(a)           Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Restricted Subsidiary (including a Borrower) may merge or be consolidated into a Borrower, (ii) any Guarantor (other than Parent Guarantor) or Inactive Subsidiary may merge or be consolidated into any other Guarantor or any Borrower (provided that, in the case of a Guarantor or Inactive Subsidiary merging or consolidating into any Borrower, such Borrower shall be the continuing or surviving Person) and (iii) any Permitted Acquisition.

(b)           Sell, lease, transfer. assign or otherwise dispose (collectively, “Dispositions”) of any of their properties or assets, except (i) Dispositions of Inventory and used, surplus or obsolete Equipment or reserves in the ordinary course of business, (ii) Dispositions to the Parent Guarantor or a Restricted Subsidiary, provided that any such Dispositions to a Restricted Subsidiary that is not a Credit Party shall comply with Section 7.4, (iii) subleases or assignments with respect to any leased Real Property (other than Leasehold Interests containing Sand Reserves), to the extent the subject Real Property is not being actively used in the conduct of Borrowers’ business, (iv) Dispositions to a Credit Party of all (but not less than all) of the assets of an Inactive Subsidiary in connection with the winding down or liquidation of such Inactive Subsidiary, (v) Dispositions of surface rights and termination of mining leases after the completion of mining and reclamation and termination or abandonment of water rights no longer needed for mining so long as no portion thereof provides any portion of the Sand Reserve Value, (vi) use of cash or cash equivalents in any manner not otherwise prohibited by this Agreement, (vii) licensing and cross-licensing arrangements involving any technology or other Intellectual Property of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business consistent with past practice; provided, however, that any such license or cross-license of technology or other Intellectual Property shall be on a non-exclusive basis, (viii) Dispositions permitted under Section 7.1(a), Section 7.2, Section 7.4, or Section 7.5, (ix) the unwinding of any interest, commodity or currency swap agreements or other similar agreements, (x) the surrender, modification, release or waiver of contract rights (including under leases, subleases and licenses of real property not constituting Leasehold Interests containing Sand Reserves) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind in the ordinary course of business, (xi) the issuance of Equity Interests in any Restricted Subsidiary to the extent consisting of directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary, (xii) the issuance or sale of Equity Interests by a Restricted Subsidiary to the Parent Guarantor or to another Restricted Subsidiary, (xiii) Dispositions required by the terms of the Midwest Frac Agreement as in effect on the Closing Date, (xiv) subleases of leases for Real Property (other than Leasehold Interests containing Sand Reserves that are included in the Formula Amount) to the extent made in the ordinary course of business and not materially and adversely affecting the operations of any Borrower or Agent’s access to any Collateral, (xv) other sales, leases, transfers or dispositions of assets having a value not in excess of $11,500,000 in the aggregate during any fiscal year, and (xvi) any of the Specified Assets; provided that on the date of consummation of the Disposition of any Specified Assets, (x) the Borrower shall deliver to the Agent a certificate setting forth in reasonable detail the calculation of Net Cash Proceeds thereof, (y) the Borrower shall receive not less than $3,300,000 of Net Cash Proceeds from the first Disposition of any Specified Assets and (z) no Event of Default shall have occurred and be continuing.  To the extent the Required Lenders waive in writing the provisions of this Section 7.1 or property is sold, leased, transferred or otherwise disposed of as permitted by this Section 7.1 to a Person that is not a Credit Party, such property will be sold free and clear or any Liens in favor of Agent and Secured Parties, and the Agent shall take all actions reasonably requested by the Credit Parties to effect the foregoing subject to Agent’s receipt of certifications as to compliance with this Section in form and substance reasonably satisfactory to Agent and the Required Lenders.

7.2.         Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of their property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3.         Guarantees.  Except as otherwise agreed to in writing in advance by the Required Lenders, become liable upon the obligations or liabilities of any Person by assumption, endorsement or guarantee thereof or otherwise (other than to Lenders) except (a) guarantees of Indebtedness or other obligations of another Credit Party or Restricted Subsidiary which Indebtedness is permitted or other obligation is not prohibited by this Agreement (provided that guarantees of Indebtedness or other obligations of Subsidiaries that are not Credit Parties shall otherwise be permitted under Section 7.4), (b) the endorsement of checks in the ordinary course of business, and (c) guarantees of Indebtedness permitted by Section 7.6 (other than Section 7.6(f)).

7.4.         Investments.  Make any Investments, except (a) obligations issued or guaranteed by the United States of America or any agency thereof that mature within one year of acquisition thereof, (b) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds at least 95% of the assets consists of Investments described in the foregoing clauses (a) through (c), (e) investments in respect of Hedges, (f) extensions of commercial trade credit to Customers in the ordinary course of business, (g) payroll, travel and other loan and advances to officers and employees of it or of Parent Guarantor made in the ordinary course of business not to exceed the aggregate amount of $287,500 at any time outstanding, (h) Investments between Credit Parties (including any existing Restricted Subsidiary that becomes a Credit Party immediately after giving effect to and as a result of such Investment) and Investments by any Restricted Subsidiary that is not a Credit Party in any other existing Restricted Subsidiary that is not a Credit Party, (i) Investments in Unrestricted Subsidiaries that meet the conditions set forth in the definition thereof, (j) Investments existing on the Closing Date and identified on Schedule 7.4 (including any extensions, refinancings, restructurings or recharacterizations thereof that do not increase the original amount of such investments), (k) the Investments of the Credit Parties in their Subsidiaries on or prior to the Closing Date and as otherwise permitted by Section 7.1, (l) Investments made in compliance with Section 7.1(a), including Permitted Acquisitions, (m) Investments consisting of capital contributions to any Restricted Subsidiary; provided that the aggregate amount of any such Investments made in Subsidiaries that are not Credit Parties, together with the aggregate amount expended for Acquisitions of Persons that do not become Credit Parties or assets not held by Credit Parties pursuant to clause (iv) of the definition of “Permitted Acquisition,” shall not exceed $25,000,000 in any fiscal year, (n) Investments received as non-cash consideration in a Disposition permitted by Section 7.1(b) to the extent such non-cash consideration does not exceed 25% of the aggregate consideration received or to be received in connection with such Disposition, (o) (i) Receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) securities, instruments or other obligations received in compromise or settlement of Receivables created in the ordinary course of business or loans permitted to be made under Section 7.4, or whether by reason of a composition or readjustment of debts or bankruptcy or reorganization of another Person, or in satisfaction claims and judgments and (iv) any asset received by way of foreclosure by the Parent Guarantor or any of its Restricted Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default, (p) Investments consisting of deposits permitted under the definition of “Permitted Encumbrances”, (q) Investments consisting of indemnification obligations in with respect of any Permitted Acquisition, including the Osburn Acquisition, (r) deposits received from Customers in the ordinary course of business, (s) any Investments owned by a Person at the time it is acquired pursuant to a Permitted Acquisition to the extent not made in contemplation of such acquisition including, without limitation, the Osburn Acquisition, (t) guarantees to the extent permitted by Section 7.3, (u) Investments made with net cash proceeds of the issuance of Equity Interests (other than Disqualified Stock) of Parent Guarantor that are not otherwise applied, (v) other Investments made by Credit Parties and their Restricted Subsidiaries not to exceed $11,500,000 in the aggregate since the Closing Date; provided that, on a Pro Forma Basis after giving effect to such Investment, the Total Leverage Ratio shall not exceed 2.00:1.00, (w) loans made by any Subsidiary that is not a Credit Party to any Credit Party so long as such loan is subordinated to the Obligations pursuant to an agreement reasonably satisfactory to the Required Lenders and (x) the Osburn Acquisition.

7.5.         Dividends and Distributions.  Declare, pay or make any dividend or distribution on any of its Equity Interests or apply any of its funds, property or assets to the purchase, redemption or other retirement of any of its Equity Interests, or of any options to purchase or acquire any Equity Interests of any Credit Party or Subsidiary thereof (each a “Restricted Payment”), except:

(a)           [Reserved];

(b)           [Reserved];

(c)           Subsidiaries of any Borrower may declare and pay dividends and distributions to any Borrower;

(d)           any Credit Party may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock);

(e)           Parent Guarantor and its Subsidiaries may, directly or indirectly, make dividends and distributions to the General Partner at such times and in such amounts as are necessary to permit the General Partner to pay (or to make a payment to any Person that owns a direct Equity Interest in the General Partner to enable it to pay) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting, payroll and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, to the extent such expenses are directly attributable to the ownership or operation of the Borrowers and their Subsidiaries; provided, that, unless such expenses are detailed in the financial statements received by Agent and the Lenders pursuant to Sections 9.7 or 9.8, Agent and the Lenders shall have received, on a quarterly basis, a report detailing such expenses; and

(f)            Parent Guarantor and its Subsidiaries may, directly or indirectly, make dividends and distributions to the General Partner at such times and in such amounts as are necessary to pay amounts due under the Services Agreement; provided, that, unless such amounts are detailed in the financial statements received by Agent and the Lenders pursuant to Sections 9.7 or 9.8, Agent and the Lenders shall have received, on a quarterly basis, a report detailing such amounts.

7.6.         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (a) the Obligations; (b) Capitalized Lease Obligations consisting of the Capital Lease of the wet sand plant located in Barron County, Wisconsin plus additional Capitalized Lease Obligations in an aggregate amount at any time outstanding not to exceed $28,750,000; (c) Permitted Purchase Money Indebtedness; (d) Indebtedness under any Hedge so long as such Indebtedness (except to the extent constituting “Hedge Liabilities” (as defined in the Revolving Credit Agreement)) is unsecured; (e) Indebtedness owing to any other Credit Party or Restricted Subsidiary thereof so long as any such Indebtedness owing to any Person that is not a Credit Party is subordinated pursuant to an agreement reasonably satisfactory to the Required Lenders; (f) guarantees permitted under Section 7.3; (g) to the extent not otherwise described in this Section 7.6, Indebtedness set forth on Schedule 7.6 and any Refinancing Indebtedness in respect thereof; (h) Indebtedness in respect of workers’ compensation claims, property casualty or liability insurance, and self-insurance obligations, in each case in the ordinary course of business; (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, (j) Indebtedness of the Parent Guarantor or any Restricted Subsidiary consisting of the financing of insurance premiums, (k) Indebtedness arising from agreements of the Parent Guarantor or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with a Disposition permitted under Section 7.1(b) or a Permitted Acquisition, (l) Indebtedness of the Parent Guarantor or any Restricted Subsidiary in connection with performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, workers’ compensation claims, health or other types of social security benefits, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and in each case not in connection with the borrowing of money or the obtaining of advances, (m) Indebtedness in the form of subordinated notes, so long as immediately before and after giving effect to the incurrence of any such Indebtedness, and the application of the use of proceeds therefrom:  (i) no Event of Default shall have occurred or be continuing or shall be caused thereby; (ii) after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom, Parent Guarantor and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the covenants then in effect set forth in Section 6.5 as of the last day of the fiscal quarter most recently ended on or prior to the date of such incurrence of Indebtedness for which financial statements have been provided to Agent and the Lenders pursuant to Section 9.7 or 9.8(a) (as applicable); and (iii) (A) interest on such

Indebtedness may not be paid in cash prior to the Maturity Date, (B) such Indebtedness shall not mature and shall not provide for any mandatory prepayments, offers to repurchase or redemptions (other than customary asset sale and change of control offers) until at least six months after the Maturity Date, and such Indebtedness shall be subordinated in right of payment to the Senior Lien Obligations and the Obligations pursuant to subordination terms satisfactory to the Required Lenders and the Revolving Agent, (C) such Indebtedness shall be unsecured and shall not be guaranteed by any person other than a Credit Party, (D) the aggregate amount of Indebtedness permitted to be incurred under this Section 7.6(m) by Restricted Subsidiaries that are not Credit Parties shall not exceed $11,500,000 at any time outstanding, (E) the covenants, mandatory prepayments, events of default and guarantees of such Indebtedness, taken as a whole, shall not be materially more restrictive to the Credit Parties than the terms of this Agreement, as determined by the Borrowing Agent in good faith, unless (1) such provisions are added to this Agreement for the benefit of the Lenders hereunder or (2) any such provisions apply after the Maturity Date and (F) the Borrowing Agent shall have furnished to the Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of the preceding clauses (i), (ii) and (iii) and containing the calculations required by the preceding clause (ii); provided that (x) the Maximum Revolving Advance Amount (as defined in the Revolving Credit Agreement) shall be reduced by an amount equal to the net proceeds of such notes and (y) if the Revolving Credit Agreement is no longer outstanding, the net proceeds of such notes shall be used to repay the Advances, (n) the Specified Note, including interest payments thereon by the increase in the principal amount hereof in accordance with the terms of the Specified Note and (o) the Senior Lien Obligations.

7.7.         Nature of Business.  Engage in any businesses other than the businesses engaged by the Credit Parties and their Restricted Subsidiaries on the Closing Date and businesses that are reasonably related or ancillary thereto or reasonable extensions of such businesses or any other business or activity in the energy sector that produces “qualifying income” as such term is defined in Section 7704(d) of the Code.

7.8.         Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, make any payment (including payments of management or consulting fees) to, or enter into any transaction or arrangement with, or otherwise deal with, any Affiliate, except, in each case to the extent not otherwise prohibited under this Agreement or any Other Document:  (a) transactions which are in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, (b) transactions among Credit Parties not involving any other Affiliates, (c) dividends or distributions permitted by Section 7.5, Indebtedness permitted by Section 7.6 and Investments permitted by Section 7.4(g), (h), (i), (k), (m), (o)(i) and (w), (d) any issuance of Capital Stock (other than Disqualified Stock) of the Parent Guarantor; (e) transactions provided for in or contemplated by the Services Agreement, (f) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith, (g) the payment of fees, expenses and indemnities to directors, officers, consultants and employees of the General Partner, the Parent Guarantor and the Restricted Subsidiaries in the ordinary course of business; (h) the payment of fees and expenses relating to the Transactions on the Closing Date; (i) transactions with any Affiliate in its capacity as a holder of Indebtedness or Capital Stock of the Parent Guarantor; provided that such Affiliate is treated the same as other such holders of Indebtedness or Capital Stock; and (j) transactions for which the Parent Guarantor or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Parent Guarantor and its Restricted Subsidiaries from a financial point of view.

7.9.         Subsidiaries.  Form or acquire any Restricted Subsidiary (other than any Inactive Subsidiary) unless within ten (10) Business Days (or such longer period as the Required Lenders may consent to) after formation (i) if such Restricted Subsidiary is a Domestic Subsidiary either (A) such Domestic Subsidiary expressly joins in this Agreement as a “Borrower” and becomes jointly and severally liable for the Obligations hereunder, under the Notes, and under any other agreement among any Borrower, Agent or Lenders and takes all other actions necessary or advisable in the opinion of the Required Lenders to grant a first priority perfected Lien in all of its assets to the extent required by the terms of this Agreement and each applicable Other Document or (B) becomes a “Guarantor” by executing a Guaranty and joinders to the applicable Pledge Agreements and Security Agreements and each applicable Other Document and takes all other actions necessary or advisable in the opinion of the Required Lenders to grant a first priority perfected Lien on all of its assets to the extent required by the terms of this Agreement and each applicable Other Document, (ii) the Equity Interests of such Restricted Subsidiary are pledged to Agent to the extent constituting “Subsidiary Stock” and all certificates representing such Equity Interests, together with undated stock powers executed in blank, are delivered to Agent or, for so long as the Revolving Credit Agreement remains in effect, the Revolving Agent, and (iii) in the case of clauses (i) and (ii), Agent and the Lenders shall have received all documents, including, without limitation, legal opinions and appraisals, that the Required Lenders may reasonably require in connection therewith.  In addition, if any Restricted Subsidiary that was an Inactive Subsidiary ceases to be an Inactive Subsidiary, the foregoing requirements shall be complied with respect to such Restricted Subsidiary within ten Business Days (or such longer period as the Required Lenders may consent to) after such Restricted Subsidiary ceases to be an Inactive Subsidiary.

7.10.       Fiscal Year and Accounting Changes.  Change its fiscal year from December 31 or make any significant change (i) in financial accounting treatment and reporting except as required by GAAP or  in the application of GAAP concurred by the Credit Parties’ Accountants, (ii) in Tax accounting method except as required by Applicable Law.

7.11.       Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

7.12.       Amendment of Certain Documents.

(a)           Amend, modify or waive any term or provision of its Organizational Documents (including the Partnership Agreement), the Services Agreement, the Midwest Frac Agreement, or any Material Contract in a manner material and adverse to Agent or any Lender (for the avoidance of doubt, any amendment, modification or other change in the Partnership Agreement that would result in an increase in dividends or distributions payable thereunder is hereby deemed material and adverse to Agent and the Lenders); provided, however, a Credit Party may amend its Organizational Documents to change its legal name in compliance with Section 6.13(a).

(b)           Amend, modify or waive any term or provision of any documentation relating to the Specified Obligations in a manner material and adverse to Agent or any Lender (for the avoidance of doubt, any amendment, modification or other change in such documentation (i) to increase the aggregate amount of Specified Obligations that is secured, (ii) to increase the aggregate amount of Specified Obligations by more than 10% than such amount outstanding on the Closing Date (other than by operation of the terms of such documentation as in effect on the Closing Date or by capitalizing any rental or interest payable in respect of Specified Obligations), (iii) to accelerate or otherwise make earlier any payment date or (iv) to add any restriction on any sale, lease, transfer or other disposition of Collateral or on the amendment, restatement, waiver, supplement or refinancing of any Senior Lien Obligations (as defined in the Junior Lien Intercreditor Agreement) is hereby deemed material and adverse to Agent and the Lenders).  The Credit Parties shall provide Agent and the Lenders a final draft of any amendment, modification or waiver of any documentation relating to the Specified Obligations at least three Business Days in advance of the proposed effectiveness of any such amendment, modification or waiver; provided that, in the case of any modifications to security documents relating to the Specified Obligations that are required by Section 5.03(b) of the Junior Lien Intercreditor Agreement, no advance notice shall be required but a copy thereof shall be provided to Agent and the Lenders following effectiveness.

(c)           Amend, modify or waive any term or provision of any Specified Document in a manner material and adverse to Agent or any Lender; provided that the following amendments and modifications are deemed to be material and adverse to the Agent and the Lenders: (i) any increase in the interest rate under the Specified Note other than as a result of the imposition of the default rate provided for therein as of the Closing Date, (ii) any modification or amendment which makes any payment date under the Specified Documents earlier than such payment date set forth in the Specified Documents as of the Closing Date and (iii) any modification or amendment which restricts or removes the ability to pay interest in kind.

7.13.       Compliance with ERISA.  (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.10(b) for which there could reasonably be material liability, which may be updated from time to time with the consent of the Required Lenders, which consent shall not be unreasonably withheld, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any material liability of any Credit Party or any member of the Controlled Group or the imposition of a lien on the property of any Credit Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any material withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent and the Lenders of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan and such failure to comply could reasonable result in material liability to any Credit Party or any members of the Controlled Group, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.10(b) to cease to be true and correct.

7.14.       Prepayment of Indebtedness and Certain Other Obligations.

(a)           At any time, directly or indirectly, prepay or repurchase, redeem, retire or otherwise acquire, any Indebtedness permitted under Section 7.6(m).

(b)           At any time make any payments on any of the Specified Obligations, other than at their scheduled due dates.

(c)           At any time make any payments on Specified Other Obligations prior to the delivery of financial statements required by Section 9.7 or 9.8(a) covering the first date on which the Total Leverage Ratio, measured as of the end of the applicable fiscal quarter after the Closing Date, calculated after giving pro forma effect to any incurrence of Indebtedness in connection with any payment of Specified Other Obligations, is less than 4.60 to 1.00.

(d)           At any time make any cash payments in respect of the Specified Note unless Consolidated EBITDA for the period of four consecutive fiscal quarters ended immediately prior to such payment for which financial statements required by Section 9.7 or 9.8(a) have been delivered, as set forth in the Compliance Certificate delivered for such period, is at least $34,000,000; provided that this subsection (d) shall not apply to any cash payment made on or substantially concurrently with the Closing Date.

7.15.       Management Fees.  Except for amounts paid pursuant to the Services Agreement or the Partnership Agreement which are otherwise permitted under this Agreement, pay, or permit any of its respective Subsidiaries to pay, any management, consulting, service or other such fees to any Affiliates of any Credit Party.

7.16.       Bank Accounts.  Establish or otherwise acquire any deposit accounts or securities accounts, other than Excluded Deposit Accounts, without first providing to Agent and the Lenders an updated Schedule 5(a) to the Perfection Certificate and a Deposit Account Control Agreement with respect thereto in form and substance satisfactory to the Agent and the Required Lenders in their Permitted Discretion.

VIII.                     CONDITIONS PRECEDENT.

8.1.         Conditions to Initial Advances.  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent, subject to Schedule 6.11 hereof:

(a)           Note.  Each Lender shall have received its Note duly executed and delivered by an Authorized Officer of each Borrower;

(b)           Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statements and PPSA registrations) required by this Agreement, any Security Document, any related agreement or under law or reasonably requested by Agent or the Lenders to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral (except as provided in Section 4.2) shall have been, or substantially simultaneously with the making of the initial Advances will be, properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent and the Lenders shall have received (i) an acknowledgment copy, or other evidence satisfactory to them, of each such filing, registration or recordation, (ii) satisfactory evidence of the payment of any necessary fee, Tax or expense relating thereto and (iii) satisfactory evidence that no Liens other than Permitted Encumbrances will exist with respect to the Collateral after giving effect to the initial Advances;

(c)           Other Documents.  Agent and the Lenders shall have received, each duly executed and in form and substance satisfactory to the Lenders, (i) the Perfection Certificate, (ii) Mortgages with respect to the locations listed on Schedules 11(a) and (b) to the Perfection Certificate, (iii) the Environmental Indemnity Agreements, (iv) the Guaranty, (v) the Pledge Agreement and (vi) the Other Documents and Security Documents contemplated to be delivered as of the Closing Date, subject to any express exclusion or limitations in this Agreement or any Other Document, together with all certificates, agreements or instruments necessary to perfect the Agent’s security interest under this Agreement or any other Security Document in all Investment Property, Tangible Chattel Paper and Instruments of each Credit Party, together with duly executed instruments of transfer or assignment in blank in form and substance reasonably satisfactory to the Agent and the Lenders;

(d)           Title Insurance.  Agent shall have received fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s and the Lenders’ satisfaction to evidence the form of such policies to be delivered with respect to the Mortgages), in standard ALTA form (or other form reasonably satisfactory to the Lenders), issued by a title insurance company reasonably satisfactory to the Lenders, each in an amount equal to not less than the fair market value of the Real Property subject to the Mortgages, insuring that each Mortgage creates a valid Lien on the Real Property described therein with no exceptions which Agent shall not have approved in writing and no survey exceptions;

(e)           Consummation of Osburn Acquisition. Agent and the Lenders shall have received a fully executed copy of the Osburn Acquisition Agreement, together with all exhibits and schedules thereto, and such agreement shall be reasonably satisfactory in form and substance to the Lenders. Substantially simultaneously with the making of the initial Advances, the Osburn Acquisition shall have been consummated in accordance with the terms of the Osburn Acquisition Agreement without any amendment or modification thereof or waiver thereunder that is adverse in any material respect to the interests of the Lenders.

(f)            Financial Condition Certificate.  Agent shall have received an executed certificate in the form of Exhibit 8.1(f) (the “Financial Condition Certificate”);

(g)           Closing Certificate.  Agent shall have received a closing certificate signed by an Authorized Officer of each Credit Party dated as of the Closing Date as to satisfaction of the conditions set forth in Section 8.1(v) and 8.1(w);

(h)           Bank Accounts.  Agent shall have received duly executed Deposit Account Control Agreements with respect to all Collection Accounts and other deposit accounts and securities accounts as required under Section 4.14(g);

(i)            Proceedings of Credit Parties.  Agent and the Lenders shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Lenders, of the board of directors, management committee, managing member, manager or general partner, as applicable, of each Credit Party authorizing (as applicable) (i) the execution, delivery and performance of this Agreement, the Notes, the Guaranty, the Pledge Agreements, the Security Agreements and any Other Documents contemplated to be delivered on the Closing Date (collectively, the “Documents”) and (ii) the granting by each Credit Party of the security interests in and liens upon the Collateral in each case certified by an Authorized Officer of each Credit Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(j)            Incumbency Certificates of Credit Parties.  Agent and the Lenders shall have received a certificate of an Authorized Officer of each Credit Party, dated the Closing Date, as to the incumbency and signature of the officers of each Credit Party, as applicable, executing the Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Authorized Officer;

(k)           Organizational Documents.  Agent and the Lenders shall have received a copy of Organizational Documents of each Credit Party as in effect on the Closing Date certified by the

Secretary of State or other appropriate official of its jurisdiction of incorporation or formation, as applicable, together with copies of all agreements of each Credit Party’s shareholders or members, as applicable, certified as accurate and complete by an Authorized Officer of each Credit Party;

(l)            Good Standing Certificates.  Agent and the Lenders shall have received good standing certificates for each Credit Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Credit Party’s jurisdiction of incorporation or formation and each jurisdiction where the conduct of each Credit Party’s business activities or the ownership of its properties necessitates qualification;

(m)          Legal Opinion.  Agent and the Lenders shall have received the executed legal opinions, each in form and substance satisfactory to Agent and the Lenders of each of Latham & Watkins, LLP, Hinshaw & Culbertson and Jones Walker LLP which shall cover such matters incident to the transactions contemplated by the Documents and Mortgages as Agent and the Lenders may reasonably require, and the Credit Parties hereby authorize and direct such counsel to deliver such opinions to Agent and Lenders;

(n)           No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing, or to the knowledge of the Credit Parties, threatened against any Credit Party or against the officers or directors of any Credit Party (A) in connection with this Agreement, the Other Documents or any of the Transactions which is in excess of $500,000 in the aggregate or (B) which would reasonably be expected to have, in the reasonable opinion of the Lenders, a Material Adverse Effect, result in an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to the Credit Parties as a whole or the conduct of their business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(o)           Fees and Expenses.  Agent and the Lenders shall have received all reasonable and documented out-of-pocket fees and expenses (including but not limited to the fees and expenses of counsel) payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof, and to the extent required by the Fee Letter;

(p)           Insurance.  Agent and the Lenders shall have received in form and substance reasonably satisfactory to the Lenders, certificates evidencing the Credit Parties’ casualty insurance policies, together with loss payable endorsements naming Agent as lender loss payee, and certificates evidencing the Credit Parties’ liability insurance policies, together with endorsements naming Agent as a co-insured;

(q)           Payment Instructions.  Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(r)            Consents.  Agent and the Lenders shall have received any and all Consents necessary to permit the effectuation of the Transactions; and

(s)            Know Your Customer.  Agent shall have received such documentation and information as is reasonably requested in writing at least five days prior to the Closing Date by the Agent about the Credit Parties to the extent the Agent and Parent Guarantor in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(t)            Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to the Required Lenders and their counsel in the exercise of their Permitted Discretion.

(u)           Financial Statements and Projections.  Agent and the Lenders shall have received the Historical Statements and the Financial Projections, which shall be in form and substance satisfactory to the Lenders.

(v)           Representations and Warranties.  Each of the representations and warranties made by any Credit Party in or pursuant to this Agreement or the Other Documents shall be true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty specifically relates to a certain prior date);

(w)          No Default.  No Event of Default or Default shall have occurred and be continuing on the Closing Date, or would exist after giving effect to the Advances requested to be made on such date;

(x)           [Reserved]; and

(y)           Notice of Borrowing.  The applicable Borrower (or the Borrowing Agent on such Borrower’s behalf) shall have delivered a notice of borrowing in accordance with Section 2.2 hereof.

A request for an Advance by Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Advance that the conditions contained in this Section shall have been satisfied.

IX.                               INFORMATION AS TO CREDIT PARTIES.

Each Credit Party shall, or (except with respect to Section 9.9) shall cause Borrowing Agent on its behalf to, until the Termination Date:

9.1.         Disclosure of Material Matters.  Promptly, following an Authorized Officer of any Borrower obtaining knowledge thereof, report to Agent and Lenders all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or material claims or disputes asserted by any Customer or other obligor.

9.2.         Borrowing Base Certificate; Schedules.  Deliver to Agent and Lenders:

(a)           copies of any borrowing base certificates, together with any supporting information, statements or reports delivered under the Revolving Credit Agreement and not otherwise required to be furnished to the Lenders pursuant to this Agreement;

(b)           after the Discharge of Senior Lien Obligations:

(i)            on or before the twentieth (20th) day of each month as and for the prior month:  (A) accounts receivable ageings inclusive of reconciliations to the general ledger, (B) an account rollforward with supporting detail, (C) accounts payable schedules inclusive of reconciliations to the general ledger in electronic format, (D) detailed Inventory perpetual in electronic format, and (E) a cash collection report; and

(ii)           at such intervals as Required Lenders may require in their Permitted Discretion:  (A) confirmatory assignment schedules, (B) copies of Customer’s invoices, (C) evidence of shipment or delivery, and (D) such further schedules, documents and/or information regarding the Collateral as Required Lenders may require including trial balances and test verifications;

(c)           within a reasonable time after Required Lenders’ request therefor (i) all new Material Contracts, (ii) notice of termination of any Material Contract, (iii) copies of any customer agreements, sand processing or transport agreements or fuel transport agreements and (iv) to the extent not otherwise covered by information delivered by Borrowers to Agent and Lenders, a report of all modified, developed or newly acquired material intellectual property.

After the Discharge of Senior Lien Obligations, Agent shall have the right to confirm and verify all Receivables.  The items to be provided under this Section 9.2 are to be in form reasonably satisfactory to Required Lenders and executed by Borrowers and delivered to Agent and Lenders from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrowers’ failure to deliver any of such items to Agent and Lenders shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3.         Compliance Certificate.  Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8(a), with a Compliance Certificate.

9.4.         Litigation.  Promptly, following an Authorized Officer of any Borrower obtaining knowledge thereof, notify Agent and Lenders in writing of any claim, litigation, suit or administrative proceeding affecting any Credit Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect, result in an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted.

9.5.         Material Occurrences.  Promptly, following an Authorized Officer of any Borrower obtaining knowledge thereof, notify Agent and Lenders in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent or Lenders fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Parent Guarantor and its Subsidiaries as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Credit Party to a Tax imposed by Section 4971 of the Code; and (d) any other development in the business or affairs of any Credit Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Credit Party proposes to take with respect thereto.

9.6.         [Reserved].

9.7.         Annual Financial Statements.  Furnish Agent and the Lenders within one hundred twenty (120) days after the end of each fiscal year of Parent Guarantor, commencing with the fiscal year 2017, (i) audited consolidated financial statements of Parent Guarantor and its Subsidiaries including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and accompanied by a report and opinion (which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like assumption, qualification or exception as to the scope of the audit) of an independent certified public accounting firm selected by Parent Guarantor and reasonably satisfactory to the Required Lenders (the “Accountants”) and (ii) if available and requested by the Agent or the Required Lenders, any management letters from the Accountants to Parent Guarantor or to an officer of Parent Guarantor.(2)

9.8.         Quarterly, Monthly and Weekly Reporting.

(a)           Furnish Agent and the Lenders within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending June 30, 2017, an unaudited balance sheet of Parent Guarantor and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Parent Guarantor and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, and a comparison against the balance sheet and the statements of income for (i) the period from the beginning of the prior fiscal year to the end of the equivalent quarter in such prior fiscal year and for such equivalent quarter in the prior fiscal year, and (ii) for statements of income only, the equivalent quarter in the Financial Projections, in each case, prepared internally on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that are disclosed to Agent and the Lenders if, in the aggregate, they are material to Borrowers’ business.

(b)           Furnish Agent and the Lenders within 30 days after the end of each of the first two months of each fiscal quarter, commencing with the month ending April 30, 2017, an unaudited balance sheet of Parent Guarantor and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Parent Guarantor and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, and a comparison against the balance sheet and the statements of income for the period from the beginning of prior fiscal year to the end of the equivalent month in such prior fiscal year and for such equivalent month in the prior fiscal year, in each case, prepared internally on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that are disclosed to Agent and the Lenders if, in the aggregate, they are material to Borrowers’ business.

9.9.         Additional Information.  Furnish Agent and the Lenders promptly upon an Authorized Officer of any Credit Party’s obtaining knowledge thereof, notice of any material labor dispute to which such Credit Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any material labor contract to which any Credit Party is a party or by which any Credit Party is bound.

(2)  NTD: “Consolidating” financials to be discussed for purposes of Sections 9.7 and 9.8.

9.10.       Projected Operating Budget.  Furnish Agent and the Lenders, no later than thirty (30) days after the end of Parent Guarantor’s fiscal year commencing with the end of fiscal year 2017, a month by month projected operating budget and cash flow of Parent Guarantor and its Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by an Authorized Officer of Parent Guarantor to the effect that such projections have been prepared based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that (i) actual results may vary from such projections and that such variances may be material and (ii) no representation is made with respect to information of an industry specific or general economic nature.

9.11.       MD&A.  Furnish Agent and the Lenders, upon the Required Lenders’ request, with respect to the financial statements referred to in Sections 9.7 and 9.8, a management discussion and analysis report relating to the Borrowers.

9.12.       Notice of Suits, Adverse Events.  Furnish Agent and the Lenders written notice, within 5 Business Days of (i) an Authorized Officer of any Credit Party having knowledge thereof, any lapse or other termination of any material Consent issued to any Credit Party by any Governmental Body or any other Person that is material to the operation of such Credit Party’s business, (ii) an Authorized Officer of any Credit Party having knowledge thereof, any refusal by any Governmental Body or any other Person to renew or extend any such material Consent; and (iii) filing by any Credit Party with any Governmental Body or Person, copies of any material periodic or special reports, if such reports indicate the occurrence of a Material Adverse Effect and (iv) an Authorized Officer of any Credit Party having knowledge thereof, copies of any notices and other communications from any Governmental Body or Person which specifically relate to any Credit Party and are material and adverse to a Credit Party.

9.13.       ERISA Notices and Requests.  Furnish Agent and the Lenders with immediate written notice in the event that (i) any Credit Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Credit Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, Department of Labor or PBGC with respect thereto, (ii) any Credit Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred that is reasonably likely to result in a material liability to any Credit Party together with a written statement describing such transaction and the action which such Credit Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Credit Party or any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Credit Party or any member of the Controlled Group was not previously contributing, and for which it is reasonably likely that any Credit Party may have any material liability, shall occur, (v) any Credit Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Credit Party or any member of the Controlled Group shall receive any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code pursuant to which any Credit Party has material liability, together with copies of each such letter; (vii) any Credit Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Credit Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Credit Party or any member of the Controlled Group knows that (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (D) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.14.                     Notice of Leases. Furnish Agent and the Lenders, within 15 Business Days of the effectiveness thereof, copies of any new lease for real property upon which any Sand Reserves are to be located or any material books and records of a Borrower are to be located.

9.15.                     Additional Documents.  Execute and deliver to Agent and Lenders, upon request, such documents and agreements as Agent or the Required Lenders may, from time to time, reasonably request (including, documents relating to the Collateral) to carry out the purposes, terms or conditions of this Agreement but excluding any “cash creation day” presentation prepared by the Borrowers.

X.                                    EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.                     Nonpayment.

(a)                                 Failure by any Borrower to pay when due any principal on the Obligations and any Prepayment Premium thereon;

(b)                                 Failure by any Borrower to pay when due any interest on the Obligations within three (3) Business Days after such interest becomes due; and

(c)                                  Failure by any Borrower to pay when due any other fee, charge, amount or liability provided for herein (specifically excluding principal and interest which are addressed in subparagraphs (a) and (b) above) or in any Other Document, within the time period specified herein or therein and, if no time period is specified, then within three (3) Business Days after a demand or notice has been provided to the Borrowing Agent requesting payment of such amount;

10.2.                     Breach of Representation.  Any representation or warranty made or deemed made by any Credit Party in this Agreement, any Other Document or any related agreement or any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3.                     Financial Information.  Failure by any Borrower to (i) furnish financial, collateral or other information when due under Article IX hereof, or if no due date is specified herein, within fifteen (15) days after requested by Agent or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4.                     Judicial Actions.  Issuance of any Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables with an aggregate value in excess of $5,750,000 (for all such Inventory or Receivables) or against a material portion of any Borrower’s other property that is not a Permitted Encumbrance which is not stayed or lifted within sixty (60) days;

10.5.                     Noncompliance.  Except as otherwise provided for in Sections 10.1, 10.3, 10.9, 10.12 or 10.17:  (i) except as set forth in Section 10.5(iii) below, failure or neglect of any Credit Party to perform, keep or observe any term, provision, condition, covenant contained in Article IV, Article VI or Article VII of this Agreement, (ii) failure or neglect of any Credit Party to perform, keep or observe any term, provision, condition, or covenant contained in any Other Document (other than this Agreement) which is not cured within twenty (20) days from the earlier of (A) receipt by Borrowing Agent of written notice from Agent or the Lenders of such failure or neglect and (B) the time at which an Authorized Officer had knowledge of such failure or neglect, or (iii) failure or neglect of (A) any Credit Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 4.6, 4.7, 4.8, 4.13, 4.14(c), 4.18, 6.3, 6.4, 6.10, 6.11 or 7.9 hereof or (B) any other term, provision, condition or covenant of this Agreement to the extent not addressed in clause (i) hereof, in each case, which is not cured within twenty (20) days from the earlier of (X) receipt by Borrowing Agent of written notice from Agent or the Lenders of such failure or neglect and (Y) the time at which an Authorized Officer had knowledge of such failure or neglect;

10.6.                     Judgments.  Any judgment or judgments are rendered against any Credit Party for an aggregate amount in excess of $5,750,000 (for all such judgments), in each case to the extent not fully covered by a third party insurer and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7.                     Bankruptcy.  Any Credit Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8.                     Inability to Pay.  Any Credit Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9.                     [Reserved].

10.10.              Lien Priority.  Any Lien on assets in excess of $11,500,000 in the aggregate created hereunder or under any Other Document or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected first priority Lien in favor of the Agent for the benefit of the Secured Parties (subject only to Permitted Encumbrances);

10.11.              Cross Default.  Any “event of default” under any Indebtedness (other than the Obligations) of any Credit Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $5,750,000 or more (in the aggregate for all such Indebtedness as to which an event or circumstance under this Section 10.11 has occurred), or any other event or circumstance which would permit the holder of any such Indebtedness to accelerate such Indebtedness (and/or the obligations of any Credit Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness); provided, that (i) the occurrence of any “Event of Default” under and as defined in the Revolving Credit Agreement as a result of any breach of Section 6.5 of the Revolving Credit Agreement shall result in an Event of Default under this Section 10.11 only if the Indebtedness under the Revolving Credit Agreement is declared to be due and payable prior to its stated maturity and the commitments thereunder terminated as a result thereof and (ii) the occurrence of any “Event of Default” under and as defined in the Revolving Credit Agreement (other than such “Event of Default” described in the foregoing clause (i)) that has not been cured or waived within sixty (60) days of the occurrence thereof shall result in an Event of Default under this Section 10.11;

10.12.              Breach of Guaranty, Security Agreement or Pledge Agreement.  Termination of any Guaranty, Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Credit Party attempts to terminate, challenges in writing the validity of, or its liability under, any such Guaranty, Security Agreement, Pledge Agreement or similar agreement or if any breach of the terms of any such agreement occurs which is not remedied within twenty (20) days after the occurrence thereof;

10.13.              Change of Control.  Any Change of Control shall occur;

10.14.              Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Credit Party or any Credit Party shall so claim in writing to Agent or any Lender;

10.15.              Licenses.  Any Governmental Body shall revoke, terminate, suspend or adversely modify any material license, permit, patent, trademark or tradename of any Credit Party or Restricted Subsidiary that is material to a Borrower’s business and such revocation, termination, suspension or modification would reasonably be expected to have a Material Adverse Effect or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted;

10.16.              Pension Plans.  An event or condition specified in Section 7.13 or Section 9.13 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur liability (including liability of any Borrower in its capacity as a member of a Controlled Group) to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect or result in material liability to any Credit Party; or

10.17.              Reportable Compliance Event.  The occurrence of any Reportable Compliance Event, or any Credit Party’s failure to immediately report a Reportable Compliance Event in accordance with Section 16.18 hereof.

XI.                               LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.                     Rights and Remedies.

(a)                                 Upon the occurrence of:  (i) an Event of Default pursuant to Section 10.7, all Obligations (including the Prepayment Premium applicable in accordance with Section 2.6(e)) shall be immediately due and payable and this Agreement shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations (including the Prepayment Premium applicable in accordance with Section 2.6(e)) shall be immediately due and payable and Lenders shall have the right to terminate this Agreement; and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations (including the Prepayment Premium applicable in accordance with Section 2.6(e)) shall be immediately due and payable other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower.  Upon the occurrence and during the continuation of any Event of Default, subject to Applicable Law and the Intercreditor Agreements, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, the PPSA and other Applicable Law and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Subject to the Intercreditor Agreements, Agent may enter any of any Credit Party’s premises or other premises without legal process and without incurring liability to any Credit Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent or the Required Lenders may deem advisable and Agent may require Credit Parties to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, subject to the Intercreditor Agreements, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Credit Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification.  Subject to the Intercreditor Agreements, at any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Credit Party.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Credit Party’s (x) trademarks, trade styles, trade names, trade name applications, domain names, domain name applications, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (y) Equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof unless required otherwise by Applicable Law or the Intercreditor Agreements.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Credit Parties shall remain liable to Agent and Lenders therefor.

(b)                                 To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Credit Party acknowledges and agrees that it is not commercially unreasonable for Agent:  (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Credit Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of

Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment; (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.  Each Credit Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Credit Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.                     Agent’s Discretion.  Subject to the Intercreditor Agreements, Agent, at the direction of the Required Lenders, shall have the right to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3.                     Setoff.  In addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder and subject to the Intercreditor Agreements, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Credit Party’s property held by Agent and such Lender to reduce the Obligations. The applicable Lender shall notify the Credit Parties and the Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 11.3. The rights of each Lender under this Section 11.3 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

11.4.                     Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.                     Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all fees, indemnities or expenses owed to the Agent, including, without limitation, all costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents, under or pursuant to the terms of this Agreement;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

THIRD, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest with respect to Advances;

FOURTH, to the payment of Advances and any Prepayment Premium thereon;

FIFTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “FIFTH”; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH”.

XII.                          WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.                     Waiver of Notice.  To the fullest extent permitted by Applicable Law, each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.                     Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.                     Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.                     EFFECTIVE DATE AND TERMINATION.

13.1.                     Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Credit Party signatory hereto, Agent and each Lender, shall become effective on the Closing Date and shall continue in full force and effect until the Maturity Date unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon five (5) days’ prior written notice upon payment in full of the Obligations (other than contingent indemnity claims not yet asserted or threatened).  Each notice delivered by the Borrowers under this Section 13.1 may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

13.2.                     Termination.  The termination of this Agreement shall not affect any Credit Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (other than contingent indemnity claims not yet asserted or threatened) have been fully and indefeasibly paid, disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Agent for the benefit of the Secured Parties hereunder and the financing statements filed in connection therewith shall continue in full force and effect, notwithstanding the termination of this Agreement, until the Termination Date.  Upon the occurrence of the Termination Date or any release of Collateral or any part thereof in accordance with the provisions of this Agreement, then the Collateral (or such part of the Collateral) shall be released from the security interests created by this Agreement and Agent shall, upon the written request and at the sole cost and expense of the Borrowers and receipt by Agent of a certificate from an Authorized Officer of the Borrowing Agent confirming that such release (other than in connection with the occurrence of the Termination Date) is permitted under this Agreement and each Other Document, assign, transfer and deliver to Credit Parties, without recourse to or representation or warranty, express or otherwise, by Agent, such of the Collateral or any part thereof as may be in possession of and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination of the Liens granted pursuant to this Agreement, each as provided to Agent.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (other than contingent indemnity claims not yet asserted or threatened) are indefeasibly paid and performed in full.

XIV.                      REGARDING AGENT.

14.1.                     Appointment.

(a)                                 Each Lender hereby designates U.S. Bank to act as Agent for such Lender under this Agreement and the Other Documents, and U.S. Bank hereby accepts such appointment on the Closing Date subject to the terms hereof. Each Lender irrevocably authorizes the Agent in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the Other Documents, together with such actions and powers as are reasonably incidental thereto. Concurrently herewith, each Lender directs Agent and Agent is authorized to enter into this Agreement and the Other Documents and any other related agreements in the forms presented to Agent. For the avoidance of doubt, each Lender agrees that it will be subject to and bound by the terms of this Agreement and the Other Documents. The provisions of this Article XIV are solely for the benefit of the Agent and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any such provisions (other than with respect to the Borrowers’ consent rights under Section 14.6).

(b)                                 Each Lender agrees that in any instance in which this Agreement provides that Agent’s consent may not be unreasonably withheld, provide for the exercise of Agent’s reasonable discretion, or provides to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner. It is expressly agreed and acknowledged that Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Documents. No Agent shall have liability for any failure, inability or unwillingness on the part of any Loan Party to provide accurate and complete information on a timely basis to such Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or any other Loan Document, and shall have no liability for any inaccuracy or error in the performance or observance on any Agent’s part of any of its duties hereunder or under any other Loan Document that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(c)                                  For purposes of clarity, phrases such as “satisfactory to the Agent,” “approved by the Agent,” “acceptable to the Agent,” “as determined by the Agent,” “in the Agent’s discretion,” “selected by the Agent,” “elected by the Agent,” “requested by the Agent,” and phrases of similar import that authorize and permit the Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Agent receiving written direction from the Lenders or Required Lenders, as applicable, to take such action or to exercise such rights. Nothing contained in this Agreement shall require the Agent to exercise any discretionary acts.

14.2.                     Agent in Its Individual Capacity.  Each person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Credit Party or Affiliate thereof as if it were not the Agent hereunder and without duty to account therefor to the Lenders.

14.3.                     Exculpatory Provisions.  Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the Other Documents to which it is a party, and no implied covenants, duties, obligations or liabilities shall be read into this Agreement or any Other Documents on the part of Agent. Without limiting the generality of the foregoing, (a) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing and (b) except as expressly set forth in this Agreement or the Other Documents, Agent shall not have any duty to disclose or be liable for the failure to disclose any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity. As to any matters not expressly provided for by this Agreement (including collection of any promissory notes) or any matter that would require Agent to exercise any discretion hereunder or under any Other Document, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action unless it is furnished with an indemnification satisfactory to Agent with respect thereto and Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law. Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Other Documents Agent is permitted or required to take or to grant. If Agent shall request any such instructions, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders. Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 16.2(b)). Agent shall not have any liability for any failure, inability or unwillingness on the part of the Lenders or any Credit Party to provide accurate and complete information on a timely basis to Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is received by Agent from the Borrowers or a Lender pursuant to Section 16.6 below, and Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Other Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any Other Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any Other Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VIII or elsewhere in this Agreement or any Other Document. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to this Agreement or the Other Documents and the notification to the Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrowers. Agent shall not be liable for any action taken or not taken by any such service provider. Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable). Agent shall not be liable for any error of judgment made in good faith unless it shall be proven that Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Other Document or related documents shall obligate Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its satisfaction. Agent shall not be liable for any indirect, special, punitive or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. Agent shall not be responsible or liable for: (i) delays or failures in performance resulting from acts beyond its control, including but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, (ii) any delay, error omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Agent shall not be liable for interest on any money received by it. For the avoidance of doubt, Agent’s rights, protections, indemnities and immunities provided herein shall apply to Agent for any actions taken or omitted to be taken under this Agreement or any Other Documents and any other related agreements in any of their capacities.

14.4.                     Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received written notice to the contrary from such Lender prior to the making of such Advance. Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants, experts and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, experts or advisors. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the Other Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (i) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the Other Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Other Documents or any related documents on the part of the Credit Parties or any other Person or to inspect the property (including the books and records) of the Credit Parties; (iii) shall not be responsible to any Lender or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the Other Documents, any related document or any other instrument or document furnished pursuant hereto or thereto; and (iv) shall incur no liability under or in respect of this Agreement or any Other Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believed by it to be signed or sent by the proper party or parties. Agent shall not have any liability to any of the Credit Parties or any Lender or any other Person for any of the Credit Parties’ or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any Other Document. The Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the Other Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such Other Document.

14.5.                     Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by Agent. Agent and any such subagent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

14.6.                     Successor Agent.  Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders and Borrowing Agent. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent from among the Lenders with the consent of Borrowing Agent (such consent not to be unreasonably withheld, delayed or conditioned and not required if a Default or Event of Default shall have occurred and be continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, with the consent of Borrowing Agent (such consent not to be unreasonably withheld, delayed or conditioned and not required if a Default or Event of Default shall have occurred and be continuing), which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective (except that in the case of any Collateral held by the Agent on behalf of the Lenders under this Agreement or any of the Other Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed), and the Lenders shall assume and perform all of the duties of Agent under this Agreement and the Other Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under this Agreement and the Other Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After Agent’s resignation hereunder, the provisions of this Article XIV, Section 12.3, Section 16.1, Section 16.5, Section 16.9, and Section 16.22 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

14.7.                     Indemnification.  To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Applicable Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature, including, without limitation, the fees and expenses of its agents and attorneys, whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8.                     Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Other Document or related agreement or any document furnished hereunder or thereunder. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or value of this Agreement or any Other Document or any other instrument or document furnished pursuant hereto or thereto, or of the financial condition of any Credit Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Other Documents or the financial condition of any Credit Party, or the existence of any Event of Default or any Default.

14.9.                     Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.3, 9.7, 9.8, 9.10 and 9.11 from Borrowers pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10.              Borrowers’ Undertaking to Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11.              Disbursing Agent May File Proof of Claims.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal, Prepayment Premium and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under this Agreement and the Other Documents) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under this Agreement and the Other Documents.

14.12.              Regarding Collateral.

(a)                                 Agent hereby disclaims any representation or warranty to the Lenders concerning and shall have no responsibility to Lenders for the existence, priority or perfection of the Liens and security interests granted hereunder or under any Other Document or in the value of any of the Collateral and shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Credit Parties to the Collateral, as to the security afforded by this Agreement or any Other Document. Agent shall not be responsible for insuring the Collateral or for the payment of Taxes, charges, assessments or liens upon the Collateral. Agent shall not be responsible for the maintenance of the Collateral, except as expressly provided in the immediately following sentence when Agent has possession of the Collateral. Agent shall have no duty to the Lenders as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties and the duty to account for monies received by it. Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of any Credit Party or any other party selected by Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, Agent shall not be responsible to the Lenders for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided, however, that if instructed by the Required Lenders and at the expense of the Borrowers, the Agent shall arrange for the filing and continuation of financing statements or other filing or recording documents or instruments for the perfection of security interests in the Collateral; provided, that, the Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such financing statements, all of which shall be provided in writing to the Agent by the Required Lenders including the jurisdictions and filing offices where the Agent is required to file such financing statements.

(b)                                 In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any Real Property-related collateral pursuant to this Agreement or any Other Document, the Agent shall not be obligated to take title to or possession of Real Property in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that the Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause the Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Agent reserves the right, instead of taking such action, either to resign as Agent subject to the terms and conditions of Section 14.6 or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Hazardous Materials into the environment.

(c)                                  In connection with any tax affidavit or similar instrument required to be filed or delivered by the Agent in connection with any Mortgage, the Agent shall complete such tax affidavit or similar instrument pursuant to the information provided to it in a certificate executed by an Authorized Officer of Borrowers. The Agent shall be entitled to conclusively rely on the information provided to it in such certificate and shall not be liable to the Credit Parties, the Lenders or any other Person for its acting in reliance thereon.

14.13.              Other Documents.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders agrees that it shall not take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of the Required Lenders.

14.14.              Withholding Tax.  To the extent required by any Applicable Law, Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any other Governmental Body asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Other Document against any amount due Agent under this Section 14.4.  The agreements in this Section 14.4 shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

14.15.              Release of Collateral and Guaranties.  Each of the Lenders irrevocably authorizes the Agent (a) to release any Lien on any property granted to or held by the Agent under this Agreement and/or any applicable Other Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted under this Agreement to a Person that is not a Credit Party if the Credit Party disposing of such property certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) that constitutes Excluded Collateral, (iv) as contemplated pursuant to the terms of any Intercreditor Agreement or (v) if approved, authorized or ratified in writing in accordance with Section 16.2 and (b) to release any Guarantor from its obligations under this Agreement and the Other Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement.  In addition, in the event that all or any portion of any property subject to a Mortgage is determined by the Agent or the Required Lenders to be environmentally impaired or to be subject to any adverse environmental condition, then the Agent may (without obligation) or shall, if requested by the Required Lenders, elect to release or reconvey the applicable Mortgage; provided that, such release by the Agent unilaterally or at the direction of the Required Lenders will under no circumstances result in a Default or Event of Default under this Agreement or any Other Document. Except as provided in the two preceding sentences, the Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In no event shall the Agent be obligated to execute or deliver any document evidencing any release or re-conveyance without receipt of a certificate executed by a duly Authorized Officer of the Credit Party or Credit Parties disposing of such property certifying that such release complies with this Agreement and the Other Documents, and that all conditions precedent to such release or re-conveyance have been complied with. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and the Other Documents pursuant to this Section 14.15.

XV.                           BORROWING AGENCY.

15.1.                     Borrowing Agency Provisions.

(a)                                 Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)                                 The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof.

(c)                                  Each of the Borrowers shall be jointly and severally liable with respect to their Obligations under this Agreement and the Other Documents to which it is party (including the Obligations to repay the Advances and Prepayment Premium, interest and fees thereon, together with each other payment, reimbursement, indemnification and contribution Obligation under this Agreement and any Other Document).  Such joint and several liability of each Borrower shall not be impaired or released by, and each Borrower irrevocably waives any defense it might have by virtue of:  (i) the failure of any Lender or the Agent or any successor or assign thereof to assert any claim or demand or to exercise or enforce any right, power or remedy against any Borrower, any other Person, any collateral under this Agreement or otherwise, (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the obligations under this Agreement or any Other Document or the release or compromise of any obligation of any nature of any Person with respect thereto, (iii) the surrender, release or exchange of all or any part of any property (including any collateral under this Agreement or otherwise) securing payment, performance and/or observance of any of the obligations under this Agreement or the Other Documents or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property, (iv) any action or inaction on the part of any Lender, the Agent or any other Person, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such other Borrower, or a guarantor or surety of or for any or all of the Obligations under this Agreement or the Other Documents, (v) any disability, incapacity or lack or powers, authority or legal personality of or dissolution or change in the members or status of any Borrower or any other person, (vi) any unenforceability, illegality or invalidity of any obligation of any other Person under this Agreement or any Other Document or any other document, guaranty or security, (vii) any avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Credit Party under this Agreement or any Other Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of such other Borrower’s obligations hereunder be construed as if there were no such circumstances, (viii) the release or substitution of any other Borrower in respect of the Obligations, or (ix) any other act, matter or thing which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the joint and several nature of the obligations of such or any other Borrower.  It is understood and agreed that the Lenders and the Agent shall be entitled to payment from any one or more Borrowers, as determined by the Lenders in their discretion, of any amount due in accordance with this Agreement and the Other

Documents, and no Lender nor the Agent shall be required to seek prior or simultaneous payment from any other Borrower.  Until the indefeasible payment in full in cash of all Obligations and the expiration or termination of the Commitments under this Agreement, each Borrower hereby agrees that it shall not exercise any right or remedy arising by reason of any performance by such Borrower of its obligations hereunder, whether by subrogation, reimbursement, contribution, indemnification or otherwise, against any other Borrower or any other Person or any Collateral for any of the Obligations.

(d)                                 Notwithstanding anything to the contrary in Section 15.1(c), the obligations of each Borrower under Section 15.1(c) with respect to advances made by a Secured Party to one or more other Borrowers shall be limited to a maximum aggregate amount equal to the largest amount that would not render such Borrower’s undertakings hereunder subject to avoidance as a fraudulent transfer or fraudulent conveyance under Section 548 of Title 11 of the United States Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case taking into account the provisions of Section 16.9(h), and after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Borrower pursuant to Applicable Law or any agreement providing for an equitable allocation among such Borrower and the other Borrowers and Affiliates of the Borrowers of obligations arising under co-borrowings or guarantees by such parties.

15.2.                     Waiver of Subrogation.  Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the Termination Date.

XVI.                      MISCELLANEOUS.

16.1.                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against any Credit Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Credit Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Credit Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Credit Party irrevocably appoints as such Credit Party’s agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction.  Each Credit Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens with respect to any action brought in the aforesaid courts.  The provisions of Sections 3.6, 16.20 and 16.21 are included solely out of an abundance of caution and shall not be construed to mean that any provisions of Texas law are in any way applicable to this Agreement, the Other Documents or any of the Obligations.

16.2.                     Entire Understanding; Amendments; No Waiver by Course of Conduct.

(a)                                 This Agreement and the documents executed concurrently herewith contain the entire understanding among each Credit Party, Agent and each Lender and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Credit Party’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Each Credit Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)                                 The Required Lenders and the applicable Credit Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents (other than with respect to the Fee Letter, which shall require only the consent of the parties thereto) executed by the applicable Credit Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Credit Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)                                     increase the Applicable Percentage, or the maximum dollar amount of the Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii)                                  whether or not any Advances are outstanding, extend the Maturity Date or the time for payment of principal, Prepayment Premium or interest on any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of, Prepayment Premium on, or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1);

(iii)                               alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(iv)                              alter, amend or modify the provisions of Section 2.10, Section 11.5, or any other provision hereof providing for the pro rata sharing by the Lenders of payments received on the Advances without the consent of all Lenders;

(v)                                 other than in accordance with the provisions of this Agreement upon the occurrence of the Termination Date or with respect to any disposition of Collateral permitted under this Agreement, release all or substantially all of the Collateral without the consent of all Lenders;

(vi)                              change the exculpatory provisions in this Agreement benefitting Agent without the consent of all Lenders;

(vii)                           release any Guarantor or Borrower (except as otherwise permitted under this Agreement) without the consent of all Lenders; or

(viii)                        amend, modify or otherwise affect the rights or duties of the Agent under this Agreement or the Other Documents without the prior written consent of the Agent.

(c)                                  Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)                                 Nothing herein contained, and no act done or omitted by the Agent pursuant to the powers and rights granted it herein, shall be deemed to be a waiver by the Agent of its rights and remedies under this Agreement, any Organizational Document of any Credit Party or any related document, but this Agreement is made and accepted without prejudice to any of the rights and remedies possessed by the Agent under the terms hereof or thereof.  The right of the Agent to collect any amounts due to the Secured Parties hereunder or any Other Document and to enforce its rights with respect to Collateral may be exercised by the Agent either prior to, simultaneously with or subsequent to any action taken by it hereunder or any Other Document.

16.3.                     Successors and Assigns; Participations.

(a)                                 This Agreement shall be binding upon and inure to the benefit of each Credit Party, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Credit Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

(b)                                 Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off to the extent permitted by Applicable Law) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof, and each Participant shall have the benefits of Section 3.10 hereof (subject to the rights and limitations therein, provided that any forms required to be provided by any Participant pursuant to Section 3.10 shall be provided to the participating Lender) provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder, unless the sale of the participation is made with the Borrowers’ prior written consent (not to be unreasonably withheld or delayed) and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.  No Lenders shall transfer, grant or sell any participation under which the participant shall have the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would require the approval of all Lenders pursuant to Section 16.2(b).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement and the Other Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under this Agreement or any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register

(c)                                  Any Lender, upon notice to Agent, may assign all or any part of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to one or more additional banks or financial institutions (each such assignee, a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Transfer Supplement, executed by a Purchasing Lender and the transferor Lender, and delivered to Agent for recording; provided that any such assignment will require the consent of Borrowing Agent (not to be unreasonably withheld or delayed), except that no consent of Borrowing Agent shall be required for an assignment during an Event of Default or to a Lender or an Affiliate of a Lender.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Transfer Supplement, have the rights and obligations of a Lender thereunder with an Applicable Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Transfer Supplement, be released from its obligations under this Agreement, the Transfer Supplement creating a novation for that purpose.  Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Applicable Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Applicable Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)                                 Any Lender, upon notice to Agent, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, and the transferor Lender, and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Transfer Supplement, be released from its obligations under this Agreement, the Modified Transfer Supplement creating a novation for that purpose.  Such Modified Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Borrower hereby consents to the addition of such Purchasing CLO.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)                                  Agent shall maintain at its address a copy of each Transfer Supplement and Modified Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, Prepayment Premium, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender (with respect to its own interests) at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)                                   Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower; provided that the Transferee or prospective Transferee agrees to be bound by a non-disclosure agreement approved by Borrowers pursuant to which Borrowers are third party beneficiaries.

(g)                                  Notwithstanding anything to the contrary in this Section 16.3:  no sale, transfer or assignment of all or any portion of any Lender’s rights and obligations under or relating to Advances under this Agreement shall be made to any natural person or to any Credit Party or any of their respective Affiliates.

(h)                                 Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4.                     Application of Payments.  Subject to application of payments and proceeds in accordance with Section 11.5, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.                     Indemnity.  Each Credit Party shall defend, protect, indemnify, pay and save harmless Agent, each Lender and each of their respective officers, directors, members, partners, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of:  (a) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (b) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (c) any Credit Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (d) the enforcement of any of the rights and remedies of Agent or any Lender under the Agreement and the Other Documents, (e) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Credit Party, any Affiliate or Subsidiary of any Credit Party, (f) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not brought by any Credit Party, any director, equity holder or creditor thereof, any Indemnified Party or any other Person and whether or not any Indemnified Party is a party thereto and (g) arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided in Section 15.1, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to Section 15.1; provided, however, notwithstanding anything in this Section 16.5 to the contrary, no Credit Party shall be required to indemnify any Indemnified Party for any Claim which, in each case is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s own gross negligence or willful misconduct or that of its respective Affiliates or each of their respective officers, directors, employees, advisors and agents, (y) a claim brought by any Credit Party against an Indemnified Party for breach, in bad faith, of such Indemnified Party’s obligations to make Advances hereunder, or (z) any dispute solely among Indemnified Parties and not involving a Credit Party or any Subsidiary or Affiliate thereof and not arising out of or in connection with, in each case as found in a final non-appealable judgment by a court of competent jurisdiction, (i) the Agent’s capacities in connection with this Agreement or in fulfilling its roles as Agent or (ii) any action or inaction of a Credit Party, any of its Subsidiaries or Affiliates.  Without limiting the generality of any of the foregoing (but subject to clauses (x)-(z) above), each Credit Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender.  The Credit Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing (but subject to clauses (x)-(z) above), this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Credit Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances.  No Indemnified Party shall be liable for any damage arising from the use by others of information relating to the Credit Parties obtained through electronic, telecommunications or other information systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Indemnified Person.  This Section 16.5 shall not apply to Taxes, other than any Taxes that represent claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses or disbursements arising from any non-Tax claim.

16.6.                     Notice.  Any notice or request hereunder to any Credit Party may be given to Borrowing Agent at its address set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice or request hereunder to Agent or any Lender may be given at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6.  Any Notice shall be effective:

(a)                                 In the case of hand-delivery, when delivered;

(b)                                 If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)                                  In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(d)                                 In the case of electronic transmission, when actually received;

(e)                                  In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(f)                                   If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)                               If to Agent at:

U.S. Bank National Association
214 N. Tryon Street, 27th Floor
Charlotte, North Carolina 28202
Attention:	CDO Trust Services/James Hanley
Telephone:	( ) -
Facsimile:	(704) 335-4670
Email: agency.services@usbank.com

(B)          If to a Lender, to the address for such Lender as set forth on its signature page hereto or in the applicable Transfer Supplement.

(C)                               If to Borrowing Agent or any Borrower:

Emerge Energy Services Operating LLC
6000 Western Place, Suite 465
Fort Worth, Texas 76107
Attention:	Deborah Deibert
Telephone:	(817) 618-4012
Facsimile:	(817) 488-7739
Email: DDeibert@emergelp.com

with copies to:

Insight Equity Management Company LLC
1400 Civic Place, Suite 250
Southlake, Texas 76092
Attention:	Warren Bonham
Telephone:	(817) 488-5917
Facsimile:	(817) 488-7739
Email: wbonham@insightequity.com

Attention:	Robert J. Conner, General Counsel
Telephone:	(817) 865-2534
Facsimile:	(817) 488-7739
Email: rconner@insightequity.com

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:	M. Catherine Ozdogan
Telephone:	(713) 546-7494
Facsimile:	(713) 546-5401

16.7.       Survival.  The obligations of Borrowers under Sections 2.2, Article III, 4.18(d), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.       Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.       Expenses.  All documented costs and expenses including attorneys’ fees (which in the case of clauses (b) and (e) shall be reasonable and which in each case below, includes the costs and disbursements of one (1) lead counsel for Agent and one (1) lead counsel for Lenders and one (1) additional local counsel for each of them in each applicable jurisdiction) incurred by Agent and Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the Other Documents, (b) in connection with the entering into, syndication, modification, amendment and administration of this Agreement or any of the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder or under any Other Document, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Credit Party or any other creditor of a Credit Party, (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and the Other Documents or (f) without limiting the foregoing, in ensuring compliance with Article IV and Section 6.6, and all of the foregoing shall be part of the Obligations.

16.10.     Injunctive Relief.  Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Lenders, if the Required Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.     Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Credit Party (or any Subsidiary of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.     Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.     Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

16.14.     Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.     Confidentiality; Sharing Information.  Agent, each Lender and each Transferee shall hold all non-public information of the Borrowers and their Subsidiaries obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees (provided that any prospective Transferee has agreed in writing to hold such information confidential), and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and this Agreement has been terminated.  Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.5 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16.     Publicity.  Each Borrower agrees that any references to Agent, any Lender or any of their respective affiliates made in connection with the Transactions are subject to the prior approval of Agent or such Lender, as applicable, which approval shall not be unreasonably withheld.  Agent and Lenders shall not be permitted to use information related to the syndication and arrangement of the Advances in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of their choice at their own expense, without the prior written consent of Parent Guarantor (such consent not to be unreasonably withheld or delayed); provided, that (I), notwithstanding anything to the contrary herein, Agent and Lenders may include references to the Advances in their marketing materials without the prior written consent of Borrowers so long as such references shall be limited to:  (i) a description of the Transactions, including industry type; (ii) a reproduction of any Borrower’s logo; (iii) a description of Agent’s and/or Lenders’ roles in the Transactions (e.g., disbursing agent, lender); (iv) the date and amount of the Advances; and (v) the names of the Borrowers and the other Credit Parties, and (II) upon the consent by Parent Guarantor, Agent and Lenders may make and distribute reproductions of such consented-to marketing, press releases or other transactional announcements or updates.

16.17.     Certifications From Banks and Participants; USA PATRIOT Act.

(a)           Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations:  (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)           The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Lenders may from time to time request, and Borrowers shall provide to any such Lender, each Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18.     Anti-Terrorism Laws.  Each Credit Party represents and warrants to the Agent, as of the date of this Agreement, the date of any renewal, extension or modification of this Agreement, and at all times until the Termination Date, that:  (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (c) engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.

16.19.     Concerning Joint and Several Liability of Borrowers.

(a)           Each of Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of each of Borrowers to accept joint and several liability for the obligations of each of them.

(b)           Each of Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of Borrowers without preferences or distinction among them.

(c)           If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The obligations of each Borrower under the provisions of this Section 16.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advance made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement (except as otherwise provided herein), notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the Applicable Laws or regulations thereunder which might, but for the provisions of this Section 16.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 16.19, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 16.19 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 16.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender.  The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)            The provisions of this Section 16.19 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 16.19 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 16.19 will forthwith be reinstated in effect, as though such payment had not been made.

(g)           Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(h)           Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such

Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below).  The payment obligation of any Borrower to any Excess Funding Borrower under this Section 16.19(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations.  For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share,” for the purposes of this Section 16.19(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 16.19(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date) notwithstanding the payment obligations imposed on Borrowers in this Section, the failure of a Borrower to make any payment to an Excess Funding Borrower as required under this Section shall not constitute an Event of Default.

16.20.     Non-Applicability of Chapter 346.  The parties hereto hereby agree that, except for the opt-out provisions of Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement, any of the Other Documents, or the Obligations.

16.21.     BORROWERS’ WAIVER OF RIGHTS UNDER TEXAS DECEPTIVE TRADE PRACTICES ACT.  EACH BORROWER HEREBY WAIVES ANY RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION § 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF THE BORROWERS’ OWN SELECTION, EACH BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER.  EACH BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT EACH BORROWER (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO AGENT OR THE LENDERS, AND (B) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER DOCUMENTS.

16.22.     Absence of Fiduciary Duties.  Each of the Credit Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the Other Documents and any communications in connection therewith, the Credit Parties and their respective Affiliates, on the one hand, and each Lender and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender or Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

16.23.     Intercreditor Agreement.  Notwithstanding anything to the contrary contained in this Agreement, (i) the Liens granted to the Agent pursuant to this Agreement are expressly subject and subordinate to the Liens securing the Senior Lien Obligations as and to the extent set forth in the ABL/Term Intercreditor Agreement and (ii) the exercise of any right or remedy by the Agent hereunder is subject to the limitations and provisions of the ABL/Term Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, with respect to any Collateral, until the occurrence of the Discharge of Senior Lien Obligations, any obligation of any Credit Party hereunder or under any other Security Document with respect to the delivery or control of any Collateral, the notation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be subject and subordinate to the rights of the Revolving Agent pursuant to the Senior Lien Collateral Documents (as such term is defined in the ABL/Term Intercreditor Agreement). To the extent that compliance by any Credit Party with any actions specified in the immediately preceding sentence would (x) conflict with the exercise of or direction by the Revolving Agent of comparable rights, (y) require delivery of Collateral which can only be delivered to one Person or (z) be, under Applicable Law, prohibited or unable to be completed, then the applicable Credit Party shall not have to take any such actions so long as the applicable Credit Party is, with respect to clause (x), complying with the exercise of, or direction by, the Revolving Agent, with respect to clause (y), has delivered such collateral to the Revolving Agent or any of its agents, and, with respect to clause (z), only so long as Applicable Law would prevent such compliance.  Any reference herein to the Lien of Agent being “first priority” or words of similar effect shall mean that such Lien is a first priority Lien, subject only to the prior Lien securing the Senior Lien Obligations and any Permitted Encumbrances that have priority by operation of law. In the event of any conflict between the terms of (i) the Intercreditor Agreements and this Agreement, the terms of the Intercreditor Agreements shall govern and control or (ii) the ABL/Term Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the terms of the ABL/Term Intercreditor Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Lien Credit and Security Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

EMERGE ENERGY SERVICES OPERATING LLC

By:	/s/ Warren B. Bonham
Name: Warren B. Bonham
Title: Vice President

SUPERIOR SILICA SANDS LLC

By:	/s/ Warren B. Bonham
Name: Warren B. Bonham
Title: Vice President

PARENT GUARANTOR:

EMERGE ENERGY SERVICES LP

By: Emerge Energy Services GP LLC, its general partner

By:	/s/ Warren B. Bonham
Name: Warren B. Bonham
Title: Vice President

DISBURSING AGENT AND COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION, solely in its capacities as disbursing agent and collateral agent and not in its individual capacity

By:	/s/ James Hanley
Name: James Hanley
Title: Vice President

LENDER:

OC II LVS III LP

By:	/s/ Adam Gubner
Name: Adam Gubner
Title: Authorized Person

Address for Notices:

c/o Pacific Investment Management Company
650 Newport Center Drive
Newport Beach, California 92660
Attention: Adam Gubner
Telephone: (949) 720-6813
Facsimile: (949) 720-1376
Email: adam.gubner@pimco.com
And attention: Christopher Neumeyer
Telephone: (949) 720-6809
Facsimile: (949) 720-1376
Email: chris.neumeyer@pimco.com
And attention: General Counsel
Telephone: (949) 720-6000
Facsimile: (949) 720-6079
Email: thevault@pimco.com

With a copy to:

Hogan Lovells US LLP
1999 Avenue of the Stars, Suite 1400
Los Angeles, California 90067
Attention: Stacey L. Rosenberg, Esq.
Telephone: (310) 785-4660
Facsimile: (310) 785-4601
Email: stacey.rosenberg@hoganlovells.com